                           OFFER TO PURCHASE FOR CASH
             ANY AND ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                           NATIONAL-STANDARD COMPANY
                                       AT
                              $1.00 NET PER SHARE
                                       BY
                              NS ACQUISITION CORP.
--------------------------------------------------------------------------------

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 4, 2000, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OR WAIVER BY PURCHASER OF THE FOLLOWING CONDITIONS: (I) NATIONAL-STANDARD COMPANY (THE "COMPANY") SHALL HAVE PERFORMED IN ALL MATERIAL RESPECTS ALL OF ITS OBLIGATIONS UNDER THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 26, 2000 BETWEEN NS ACQUISITION CORP. ("PURCHASER"), HEICO HOLDING, INC. ("PARENT") AND THE COMPANY (THE "MERGER AGREEMENT") REQUIRED TO BE PERFORMED BY IT AT OR PRIOR TO THE SCHEDULED OR EXTENDED EXPIRATION OF THE OFFER; (II) THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY CONTAINED IN THE MERGER AGREEMENT SHALL BE TRUE AND CORRECT IN ALL MATERIAL RESPECTS; (III) THERE SHALL NOT HAVE BEEN INSTITUTED OR PENDING ANY ACTION OR PROCEEDING BY ANY GOVERNMENTAL AUTHORITY SEEKING TO RESTRAIN, PROHIBIT OR OTHERWISE INTERFERE WITH THE OFFER OR THE MERGER;
(IV) THERE SHALL NOT HAVE BEEN ANY STATUTE, RULE, REGULATION, INJUNCTION, ORDER OR DECREE, ENACTED, ENFORCED, PROMULGATED, ENTERED, ISSUED OR DEEMED APPLICABLE TO THE OFFER OR THE MERGER; (V) SINCE THE DATE OF THE MERGER AGREEMENT, THERE SHALL NOT HAVE OCCURRED A MATERIAL ADVERSE EFFECT WITH RESPECT TO THE COMPANY, AND THERE SHALL NOT HAVE OCCURRED A CHANGE OR EVENT WHICH WOULD REASONABLY BE EXPECTED TO HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY; (VI) THE CONSENT AND WAIVER OF FOOTHILL CAPITAL CORPORATION ("FOOTHILL") WITH RESPECT TO THE OFFER AND THE MERGER AND THE TERMINATION OF THE COMPANY WARRANT ISSUED TO FOOTHILL (THE "FOOTHILL CONSENT") SHALL HAVE BEEN OBTAINED AT THE EXPIRATION OF THE OFFER; (VII) THERE SHALL NOT HAVE BEEN A SUBSEQUENT DEVELOPMENT (INCLUDING ANY SETTLEMENT OR FINAL SETTLEMENT OFFER FROM COUNSEL FOR THE PLAINTIFFS) IN ANY ACTION OR PROCEEDING PENDING ON THE DATE OF THE MERGER AGREEMENT AND THERE SHALL NOT HAVE BEEN INSTITUTED ANY ACTION OR PROCEEDING SUBSEQUENT TO THE DATE OF THE MERGER AGREEMENT THAT WOULD HAVE CERTAIN SPECIFIED ADVERSE EFFECTS ON THE COMPANY, THE OFFER OR THE MERGER; (VIII) THE COMPANY SHALL NOT HAVE FILED FOR, ADMITTED OR CONSENTED TO BANKRUPTCY OR INSOLVENCY OR BEEN ADJUDICATED BANKRUPT OR INSOLVENT OR BECOME UNABLE TO CONDUCT ITS BUSINESS, TAKEN AS A WHOLE, SUBSTANTIALLY AS CURRENTLY CONDUCTED; (IX) THE MERGER AGREEMENT SHALL NOT HAVE BEEN TERMINATED IN ACCORDANCE WITH ITS TERMS; AND (X) THERE SHALL HAVE BEEN VALIDLY TENDERED AND NOT WITHDRAWN AT THE EXPIRATION OF THE OFFER, A NUMBER OF SHARES OF COMPANY COMMON STOCK EQUAL TO AT LEAST A MAJORITY OF THE THEN OUTSTANDING SHARES OF COMPANY COMMON STOCK. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE.

    THE COMPANY'S BOARD OF DIRECTORS, BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT AT A MEETING DULY CALLED AND HELD ON JUNE 26, 2000, HAS (I) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING THE OFFER AND THE MERGER) ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STAKEHOLDERS, INCLUDING SHAREHOLDERS, (II) APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING THE OFFER AND THE MERGER), AND (III) RESOLVED TO RECOMMEND THAT THE COMPANY SHAREHOLDERS ACCEPT THE OFFER AND VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                   IMPORTANT

    Any holder of shares of common stock of National-Standard Company desiring to tender all or any portion of the shares owned by such holder should either
(i) complete and sign the Letter of Transmittal (as defined in this Offer to Purchase) or a copy thereof in accordance with the instructions in the enclosed Letter of Transmittal and mail or deliver it, together with the certificate(s) evidencing tendered shares, and any other required documents, to the Depositary (as defined in this Offer to Purchase), (ii) where applicable, cause the holder's broker, dealer, commercial bank, trust company or custodian to tender the shares pursuant to the procedures for book-entry transfer of shares or
(iii) comply with the guaranteed delivery procedures, in each case upon the terms set forth in "Procedures for Tendering Shares." Any holder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or custodian must contact the holder's broker, dealer, commercial bank, trust company or custodian if such holder desires to tender the shares. See "Procedures for Tendering Shares"

    Any holder who desires to tender shares of common stock of National-Standard Company and whose certificates(s) evidencing the shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such shares by following the procedures for guaranteed delivery set forth in "Procedures for Tendering Shares."

    Questions and requests for assistance may be directed to Morrow & Co., Inc. (the "Information Agent"), Telephone: (800) 566-9061. Additional copies of this Offer to Purchase, the Letter of Transmittal or other related tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

              THE DATE OF THIS OFFER TO PURCHASE IS JULY 10, 2000.

              QUESTIONS AND ANSWERS ABOUT THE OFFER AND THE MERGER

    Q: WHO IS OFFERING TO BUY MY SECURITIES?

    A: The offer is being made by NS Acquisition Corp., a newly formed Delaware corporation (the "Purchaser"). The Purchaser is a wholly-owned subsidiary of Heico Holding, Inc. ("Parent"), a Delaware corporation that is a holding company. Parent is controlled by Michael E. Heisley, Sr. and his family. See "Certain Information Concerning Purchaser and Parent."

    Q: WHAT SECURITIES ARE SOUGHT IN THE OFFER?

    A: We are making the offer for any and all shares of common stock of the Company. See "Introduction."

    Q: HOW MUCH IS THE PURCHASER OFFERING TO PAY AND WHAT IS THE FORM OF
PAYMENT?

    A: We are offering to pay $1.00 per share in cash, without interest. See "Introduction."

    Q: DOES THE PURCHASER HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    A: Yes. Parent will make the funds available to Purchaser necessary to acquire the shares in the offer. See "Source and Amount of Funds."

    Q: IS THE PURCHASER'S FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

    A: No. Since we are paying you cash for your shares and the offer is not subject to any financing condition, we do not believe that the financial condition of the Purchaser or the Parent is important to your decision to tender in the offer. See "Source and Amount of Funds."

    Q: HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    A: You have until 12:00 midnight, New York City time, on the expiration date of August 4, 2000 to tender your shares. We will purchase all properly tendered shares promptly following the expiration date if the conditions to our offer are then met. After making these purchases, we may continue for a limited period of time to purchase shares submitted to us. On the other hand, if the conditions to our offer are not met on the expiration date, we may extend the offer. See "Terms of the Offer."

    Q: HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    A: If the offer is extended past August 4, 2000, we will make a public announcement of the new expiration date. See "Terms of the Offer."

    Q: WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

    A: We are not obligated to purchase any shares which are validly tendered unless that number of shares represents at least a majority of the shares then outstanding. Furthermore, we are not obligated to purchase any shares which are validly tendered if, among other things, there has occurred a material adverse change in the condition of the Company, if the Company has filed for, admitted or consented to bankruptcy or insolvency or been adjudicated bankrupt or insolvent, the Company has materially breached its obligations, covenants or agreements under the Agreement and Plan of Merger, dated June 26, 2000, between the Purchaser, Parent, and the Company (the "Merger Agreement"), if the consent and waiver of Foothill Capital Corporation shall not have been obtained, or if there has occurred a material breach of any representation or warranty of the Company contained in the Merger Agreement. See "Certain Conditions of the Offer."

    Q: HOW DO I TENDER MY SHARES?

    A: If you hold your shares "of record," you can tender your shares by sending the enclosed letter of transmittal together with your certificates evidencing your shares to the depositary, EquiServe Trust Company at the address listed on the enclosed letter of transmittal. See "Procedures for Tendering Shares."

    If your broker holds your shares in "street name" for you, you must direct your broker to tender. Please contact your broker.

    Q: UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    A: You can withdraw tendered shares at any time prior to 12:00 midnight, New York City time, on the expiration date of August 4, 2000. If the expiration date is extended, you can withdraw tendered shares at any time prior to the new expiration date. See "Withdrawal Rights."

    Q: HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    A: You can withdraw shares that you have already tendered by sending a notice of withdrawal to the Depositary. See "Withdrawal Rights."

    Q: WHAT DOES MY BOARD OF DIRECTORS THINK OF THE OFFER?

    A: The Company's Board of Directors, by unanimous vote of all directors present at a meeting on June 26, 2000, approved the Merger Agreement and determined that the Offer and the Merger are fair to and in the best interests of the shareholders of the Company (other than Parent and its subsidiaries) and recommended that all shareholders of the Company accept the Offer and tender all their Shares pursuant to the Offer. See "Introduction."

    Q: WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

    A: No. If the offer is consummated, the Purchaser intends to conclude a proposed second step merger with the Company in which the Company would become a wholly owned subsidiary of Parent and all shareholders of the Company who did not tender their shares would receive $1.00 in cash for each share. See "Purpose and Structure of the Offer and the Merger; Plans for the Company."

    You should also be aware that, if the offer is consummated, the number of shareholders of the Company may be so small that the Company shares may not be eligible for trading on the American Stock Exchange or any other national securities exchange. Also, depending on the remaining number of shareholders, the Company may cease to comply with SEC rules governing publicly-held companies.

    Q: IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    A: Shareholders not tendering in the Offer will receive in the Merger the same amount of cash per share which they would have received had they tendered their shares in the Offer or if dissenter's rights are available, and if you choose to exercise your dissenter's rights and you comply with the applicable legal requirements, you will be entitled to the fair value of your shares. Therefore, if the Merger takes place, the difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares in the Offer. If the Offer is consummated and the number of shares acquired by Purchaser pursuant to the Offer is at least 90% of the outstanding shares, Purchaser will immediately commence a merger of the Purchaser with and into the Company under Delaware and Indiana law without soliciting approval of the Company's shareholders. See "Purpose and Structure of the Offer and the Merger; Plans for the Company."

    Q: WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    A: On June 26, 2000, the last trading day before we announced the Merger Agreement, the last sale price of the Company's common stock reported on the American Stock Exchange was $1 3/4 per share. We advise you to obtain a recent quotation for the Company's common stock in deciding whether to tender your shares. See "Price Range of Shares".

    Q: IF I OBJECT TO THE PRICE BEING OFFERED, WILL I HAVE APPRAISAL RIGHTS?

    A: No. Dissenter's rights are not available in the Offer. However, if you choose not to tender and the Offer is consummated, dissenter's rights may be available in the proposed Merger of Purchaser and the Company if, at the date fixed to determine the shareholders entitled to notice of and to vote on the proposed Merger, the Common Stock is not registered on a national securities exchange or traded on the Nasdaq National Market. If dissenter's rights are available, you choose to exercise your dissenter's rights and you comply with the applicable legal requirements, you will be entitled to the fair value of your shares. The fair value may be more or less than $1.00 per share. See "Certain Legal Matters; Regulatory Approvals."

    Q: WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

    A: If you have more questions about the tender offer, you should contact:

                               MORROW & CO., INC.

                                445 Park Avenue
                                   5th Floor
                            New York, New York 10022
                          Call Collect: (212) 754-8000
                 Banks and Brokerage Firms Call: (800) 662-5200

                    SHAREHOLDERS PLEASE CALL: (800) 566-9061

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                    --------
QUESTIONS AND ANSWERS ABOUT THE OFFER AND THE MERGER..............      i

INTRODUCTION......................................................      1

1.    Terms of the Offer..........................................      3

2.    Acceptance for Payment and Payment for Shares...............      4

3.    Procedures for Tendering Shares.............................      5

4.    Withdrawal Rights...........................................      7

5.    Certain Federal Income Tax Consequences.....................      8

6.    Price Range Of Shares.......................................      9

7.    Effect of the Offer on the Market for the Common Stock;
        Exchange Act Registration; Margin Regulations.............      9

8.    Certain Information Concerning the Company..................     10

9.    Certain Information Concerning Purchaser and Parent.........     11

10.   Background of the Offer and the Merger; Contacts with the
        Company...................................................     12

11.   Purpose and Structure of the Offer and the Merger; Plans for
        the Company...............................................     15

12.   Source and Amount of Funds..................................     25

13.   Dividends and Distributions.................................     26

14.   Certain Conditions of the Offer.............................     26

15.   Certain Legal Matters; Regulatory Approvals.................     27

16.   Fees and Expenses...........................................     31

17.   Miscellaneous...............................................     31

SCHEDULE I--INFORMATION CONCERNING THE DIRECTORS AND
  EXECUTIVE OFFICERS OF PARENT AND PURCHASER................  I-1

To the Holders of Common Stock of
National-Standard Company:

                                  INTRODUCTION

    NS Acquisition Corp., a Delaware corporation ("Purchaser"), hereby offers to purchase any and all of the issued and outstanding shares of common stock, par value $0.01 per share (the "Shares" or "Common Stock"), of National-Standard Company, an Indiana corporation (the "Company"), at a price of $1.00 per Share, net to the seller in cash without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer").

    Holders of Shares whose Shares are registered in their own name and who tender directly to EquiServe Trust Company, N.A., as Depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses incurred in connection with the Offer. See "Fees and Expenses."

    The Purchaser is a wholly-owned subsidiary of Heico Holding, Inc., a Delaware corporation ("Parent"). Parent is controlled by Michael E. Heisley, Sr. and his family.

    As of June 23, 2000, there were 5,788,569 Shares outstanding.

    The Offer is being made pursuant to the terms of the Agreement and Plan of Merger, dated as of June 26, 2000 (the "Merger Agreement"), between Purchaser, Parent and the Company. The Merger Agreement provides that, among other things, as promptly as practicable after the expiration of the Offer and the satisfaction of the other conditions contained in the Merger Agreement, Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), except for Shares held by holders exercising their rights to dissent, if any, in accordance with Chapter 44 of the Indiana Business Corporation Law (the "IBCL") and Shares held by Parent or a subsidiary of Parent, each then outstanding Share will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and be converted into the right to receive an amount per Share (the "Merger Consideration") equal to the Offer Price, without interest. The terms and conditions of the Merger Agreement are more fully described in "Purpose and Structure of the Offer and the Merger; Plans for the Company."

    Subject to dissenters' rights under the IBCL, upon consummation of the Merger, Shares not tendered in the Offer shall be converted into the right to receive the Merger Consideration, without interest. If the Common Stock is not then listed, Shareholders who hold their Shares at the time of the Merger and who fully comply with the statutory dissenters' procedures set forth in the IBCL, if available, will be entitled to dissent from the Merger and have the fair value of their Shares (which may be more than, equal to, or less than the Merger Consideration) judicially determined and paid to them in cash pursuant to the procedures prescribed by the IBCL. You should also be aware that, if the Offer is consummated, the number of shareholders of the Company may be so small that the Company shares may not be eligible for trading on the American Stock Exchange or any other national securities exchange. Also, depending on the remaining number of shareholders, the Company may cease to comply with SEC rules governing publicly-held companies. NO DISSENTERS RIGHTS ARE AVAILABLE TO SHAREHOLDERS IN CONNECTION WITH THE OFFER. See "Certain Legal Matters; Regulatory Approvals."

    The Offer is conditioned upon the satisfaction of certain conditions described in "Certain Conditions of the Offer."

    The Company's Board of Directors (the "Board of Directors"), by unanimous vote of all directors present at a meeting duly called and held on June 26, 2000, has (i) determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) are advisable, fair to and in the best interests of the Company's stakeholders, including shareholders,
(ii) approved and adopted the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger), and (iii) resolved to recommend that the Company shareholders accept the Offer and vote for the approval and adoption of the Merger Agreement and the Merger. The Merger Agreement provides that the Company's Board of Directors has agreed to continue to recommend that the Company shareholders accept the Offer and vote for the approval and adoption of the Merger Agreement and the Merger, subject to their fiduciary duties in accordance with certain provisions in the Merger Agreement.

    The Company has advised Purchaser that U.S. Bancorp Piper Jaffray Inc. ("U.S. Bancorp Piper Jaffray"), financial advisor to the Board of Directors, has delivered to the Board of Directors its written opinion, dated June 26, 2000, to the effect that, as of that date and based on and subject to the matters described in the opinion, the $1.00 per Share cash consideration to be received in the Offer and the Merger by the holders of Shares was fair, from a financial point of view, to such holders. A copy of U.S. Bancorp Piper Jaffray's opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by U.S. Bancorp Piper Jaffray, is included as Annex A to the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "Commission"). The Schedule 14D-9 is being mailed to the shareholders concurrently with the mailing of this Offer to Purchase. The
Schedule 14D-9 may be inspected at, and copies may be obtained from, the same places and in the manner set forth in "Certain Information Concerning the Company." Holders of Shares are urged to read the opinion carefully in its entirety.

    THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for any and all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with the procedures set forth below in "Withdrawal Rights" as soon as practicable after the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on August 4, 2000, unless and until Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

    The Offer is subject to certain conditions set forth in "Certain Conditions of the Offer" (the "Offer Conditions"). If the Offer Conditions are not satisfied, Purchaser, subject to the terms of the Merger Agreement, expressly reserves the right (but is not obligated) to (i) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering shareholders, (ii) waive all the unsatisfied conditions and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn,
(iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

    Subject to the terms of the Merger Agreement, the applicable rules and regulations of the Commission and applicable law, Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to waive any Offer Condition or otherwise amend the Offer in any respect by giving oral or written notice of such waiver or amendment to the Depositary. Notwithstanding the foregoing, Purchaser has agreed that, without the prior written consent of the Company, no changes may be made that (i) reduce the maximum number of Shares subject to the Offer, (ii) decrease the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend or modify the Offer Conditions in any manner adverse to the holder of Shares or (v) waive the requirement for the consent of Foothill Capital Corporation ("Foothill") to have been obtained at the Expiration Date.

    In the Merger Agreement, Purchaser may, without the consent of the Company, extend the Offer at any time from time to time: (i) if at the then scheduled Expiration Date of the Offer any of the Offer Conditions shall not have been satisfied or waived, until such time as all such conditions shall have been satisfied or waived; (ii) for any period required by any statute or rule, regulation, interpretation or position of the Commission applicable to the Offer; (iii) for any period required by applicable law in connection with an increase in the consideration to be paid pursuant to the Offer; and (iv) from time to time, for an aggregate period of not more than ten business days (for all such extensions under this clause (iv)) beyond the latest expiration date that would be permitted under clause (i), (ii) or (iii) of this sentence. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer. Tendering shareholders will continue to have the right to withdraw any tendered Shares during any such extension. See "Withdrawal Rights." Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended.

    Any such extension, delay, termination, waiver or amendment will be followed, as promptly as practicable, by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14e-1 of the Exchange Act. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or as otherwise may be required by applicable law.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material Offer Condition, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to stockholders and investor response.

    Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may, subject to certain conditions, provide a subsequent offering period ranging from three business days to twenty business days in length following the purchase of Shares on the initial Expiration Date (the "Subsequent Offering Period"). Purchaser currently intends to provide a Subsequent Offering Period of at least three business days if Purchaser own less than 90% of the outstanding Shares following expiration of the initial offering period. Purchaser may extend the Subsequent Offering Period until the earlier of (i) twenty business days from the initial Expiration Date and (ii) the time at which Parent and Purchaser become the owner of at least 90% of the outstanding Shares. A Subsequent Offering Period is an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which shareholders may tender Shares that were not tendered prior to the expiration of the Offer. A Subsequent Offering Period is not an extension of the Offer, which already will have been completed.

    During a Subsequent Offering Period, tendering shareholders will not have withdrawal rights and Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that Purchaser may provide a Subsequent Offering Period so long as, among other things, (i) the initial twenty business day period of the Offer has expired;
(ii) the Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the Offer; (iii) Purchaser accepts and promptly pays for all Shares tendered during the Offer prior to the Expiration Date; (iv) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. Eastern time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period; and (v) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. In the event Purchaser elects to extend the Subsequent Offering Period, it will notify shareholders of the Company consistent with the requirements of the Commission.

    PURSUANT TO RULE 14D-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO SHARES TENDERED DURING THE SUBSEQUENT OFFERING PERIOD. THE OFFER PRICE WILL BE PAID TO SHAREHOLDERS TENDERING SHARES IN THE SUBSEQUENT OFFERING PERIOD.

    The Company has provided Purchaser with the Company's shareholder lists and security position listings in respect of the Shares for the purpose of disseminating this Offer to Purchase, the Letter of Transmittal and other relevant materials to shareholders. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's list of shareholders and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's list of shareholders or, where applicable, who are listed as participants in the security position listing of The Depository Trust Company.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with "Withdrawal Rights") as promptly as practicable after the Expiration Date. Subject to applicable rules of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law. See "Terms of the Offer," and "Certain Legal Matters; Regulatory Approvals."

    The reservation by Purchaser of the right to delay the acceptance or purchase of, or payment for, the Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Purchaser to pay the consideration offered or to return the Shares deposited by, or on behalf of, shareholders, promptly after the termination or withdrawal of the Offer.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by The Depository Trust Company of (i) the certificates evidencing such Shares (the "Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in "Procedures for Tendering Shares", (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and of this Offer to Purchase.

    The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting payments to such tendering shareholders whose Shares have been accepted for payment.

    UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT OR EXTENSION OF THE EXPIRATION DATE.

    If any validly tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, certificates evidencing Shares not purchased will be returned, without expense, to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in "Procedures for Tendering Shares", such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    IF, PRIOR TO THE EXPIRATION DATE, PURCHASER INCREASES THE CONSIDERATION TO BE PAID PER SHARE PURSUANT TO THE OFFER, PURCHASER WILL PAY SUCH INCREASED CONSIDERATION FOR ALL SUCH SHARES PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

    Purchaser reserves the right to assign to any direct or indirect wholly owned subsidiary of Purchaser the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURES FOR TENDERING SHARES

    VALID TENDER OF SHARES. In order for Shares to be validly tendered pursuant to the Offer, a shareholder must, prior to the Expiration Date, either
(i) deliver to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal with any required signature guarantees, (b) the Certificates representing Shares to be tendered and (c) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and of this Offer to Purchase, (ii) cause such shareholder's broker, dealer, commercial bank or trust company to tender applicable Shares pursuant to the procedures for book-entry transfer described below or (iii) comply with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by (i) causing such securities to be transferred in accordance with the Book-Entry Transfer Facility's procedures into the Depositary's account and (ii) causing the Letter of Transmittal to be delivered to the Depositary by means of an Agent's Message. Although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, or the tendering shareholder must comply with the guaranteed delivery procedures described below. Delivery of documents or instructions to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

    SIGNATURE GUARANTEE. All signatures on a Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, or by any other firm which is a bank, broker, dealer, credit union or savings association (each of the foregoing being referred to as an "Eligible Institution" and collectively as "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by the registered holder of the Shares, if the holder has not completed the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 to the Letter of Transmittal.

    If a Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned to, a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Certificate, with the signature(s) on such certificate or stock powers guaranteed as described above. See Instructions 1, 5 and 7 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following guaranteed delivery procedures are duly complied with:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary as provided below prior to the Expiration Date; and

       (iii) the certificates for all tendered Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee (or, in the case of a book-entry transfer, a Book-Entry Confirmation along with an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three Trading Days after the date of execution of the Notice of Guaranteed Delivery. A "Trading Day" is any day on which the American Stock Exchange is open for business.

    Any Notice of Guaranteed Delivery may be delivered by hand, transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    OTHER REQUIREMENTS. Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares (unless Purchaser elects, in its sole discretion, to make payment for such Shares pending receipt of the Certificates or a Book-Entry Confirmation, if available, with respect to such Certificates), (ii) a properly completed and duly executed Letter of Transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    TENDER CONSTITUTES AN AGREEMENT. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser on the terms and subject to the conditions of the Offer.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including, but not limited to, time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any of the Offer Conditions (subject to the terms of the Merger Agreement) or any defect or irregularity in any tender with respect to Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates, the Depositary, or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    APPOINTMENT AS PROXY. By executing a Letter of Transmittal (or delivering an Agent's Message) as set forth above, a tendering shareholder irrevocably appoints each designee of Purchaser as such shareholder's attorney-in-fact and proxy, with full power of substitution, to vote in such manner as such attorney-in-fact and proxy (or any substitute thereof) shall deem proper in its sole discretion, and to otherwise act (including pursuant to written consent) to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and any and all dividends, distributions, rights or other securities issued or issuable in respect of such Shares on or after August 4, 2000). All such proxies shall be considered coupled with an interest in the tendered Shares and shall be irrevocable. This appointment will be effective if, when, and only to the extent that, Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). The designees of Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's shareholders, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise all rights (including, without limitation, all voting rights) with respect to such Shares and receive all dividends and distributions.

    BACKUP WITHHOLDING. Under United States federal income tax law, the amount of any payments made by the Depositary to shareholders (other than corporate and certain other exempt shareholders) pursuant to the Offer may be subject to backup withholding tax at a rate of 31%. To avoid such backup withholding tax with respect to payments made pursuant to the Offer, a non-exempt, tendering shareholder must provide the Depositary with such shareholder's correct taxpayer identification number and certify under penalties of perjury that such shareholder is not subject to backup withholding tax by completing the Substitute Form W-9 included as part of the Letter of Transmittal. If backup withholding applies with respect to a shareholder or if a shareholder fails to deliver a completed Substitute Form W-9 to the Depositary or otherwise establish an exemption, the Depositary is required to withhold 31% of any payments made to such shareholder. See "Certain Federal Income Tax Consequences of the Offer" in this Offer to Purchase and the information set forth under the heading "Important Tax Information" contained in the Letter of Transmittal.

4.  WITHDRAWAL RIGHTS

    Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after September 7, 2000, or at such later time as may apply if the Offer is extended.

    If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described below. Any such delay will be an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the

Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. Shares tendered pursuant to the procedure for book-entry transfer as set forth in "Procedures for Tendering Shares" may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

    Withdrawals of tendered Shares may not be rescinded without Purchaser's consent and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser in its sole discretion, which determination will be final and binding. None of Parent, Purchaser or any of their affiliates, the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Shares properly withdrawn may be re-tendered at any time prior to the Expiration Date by following any of the procedures described in "Procedures for Tendering Shares."

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    THE FOLLOWING IS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO HOLDERS WHOSE SHARES ARE PURCHASED PURSUANT TO THE OFFER OR WHOSE SHARES ARE CONVERTED INTO THE RIGHT TO RECEIVE CASH IN THE MERGER. THE SUMMARY IS BASED ON THE PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), APPLICABLE CURRENT AND PROPOSED UNITED STATES TREASURY REGULATIONS ISSUED THEREUNDER, JUDICIAL AUTHORITY AND ADMINISTRATIVE RULINGS AND PRACTICE, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT, AT ANY TIME AND, THEREFORE, THE FOLLOWING STATEMENTS AND CONCLUSIONS COULD BE ALTERED OR MODIFIED. THE DISCUSSION DOES NOT ADDRESS HOLDERS OF SHARES IN WHOSE HANDS SHARES ARE NOT CAPITAL ASSETS, NOR DOES IT ADDRESS HOLDERS WHO HOLD SHARES AS PART OF A HEDGING, "STRADDLE," CONVERSION OR OTHER INTEGRATED TRANSACTION, OR WHO RECEIVED SHARES UPON CONVERSION OF SECURITIES OR EXERCISE OF WARRANTS OR OTHER RIGHTS TO ACQUIRE SHARES OR PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, OR TO HOLDERS OF SHARES WHO ARE IN SPECIAL TAX SITUATIONS (SUCH AS INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, FINANCIAL INSTITUTIONS, UNITED STATES EXPATRIATES OR NON-U.S. PERSONS). FURTHERMORE, THE DISCUSSION DOES NOT ADDRESS THE TAX TREATMENT OF HOLDERS WHO EXERCISE DISSENTERS' RIGHTS IN THE MERGER, NOR DOES IT ADDRESS ANY ASPECT OF FOREIGN, STATE OR LOCAL TAXATION OR ESTATE AND GIFT TAXATION.

    THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH SHAREHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

    The receipt of cash in exchange for Shares pursuant to the Offer, the proposed Merger or upon the exercise of dissenter's rights will be taxable for federal income tax purposes and may also be taxable under applicable state, local or foreign tax laws. A shareholder who receives cash will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by the shareholder and the shareholder's adjusted tax basis in the Shares exchanged therefor. Gain or loss must be determined separately for each block of Shares exchanged (for example, Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss (provided that the Shares are held as capital assets) and any such capital gain or loss will be long term if, as of the date of the exchange, the Shares were held for more than one year.

    The foregoing discussion may not be applicable to certain types of shareholders or Shares, including shareholders who acquired Shares pursuant to the exercise of options or otherwise as compensation, individuals who are not citizens or residents of the United States, and foreign corporations, Shares held as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment, or entities that are otherwise subject to special tax treatment under the Code (such as dealers in securities or foreign currency, insurance companies, regulated investment companies, tax-exempt entities, financial institutions, and investors in pass-through entities).

    All shareholders tendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Noncorporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

6.  PRICE RANGE OF SHARES

    The primary market for the Shares is the American Stock Exchange. The ticker symbol for the Shares is "NSD." The following table sets forth, for the Company's fiscal periods indicated, the high and low sales prices per share of Common Stock as reported on the American Stock Exchange Composite Transaction Reporting System. The Company did not pay cash dividends on its Common Stock during the periods set forth below.

                                                                     HIGH                     LOW
                                                              ------------------       ------------------
1998:
  First Quarter.............................................          8 1/16                   5 1/8
  Second Quarter............................................          6 7/8                    5 5/16
  Third Quarter.............................................          6 1/8                    4 13/16
  Fourth Quarter............................................          5                        3 1/16
1999:
  First Quarter.............................................          3 15/16                  2 1/2
  Second Quarter............................................          4 1/8                    3
  Third Quarter.............................................          6 7/16                   2 7/8
  Fourth Quarter............................................          5 7/8                    2 3/8
2000:
  First Quarter.............................................          4 1/16                   2 1/2
  Second Quarter............................................          3 1/2                    1 3/4
  Third Quarter.............................................          2 1/2                     7/8
  Fourth Quarter (through July 7, 2000).....................           15/16                   7/8

    On June 26, 2000, the last full trading day prior to the public announcement of the Offer, the closing market price per Share on the American Stock Exchange was $1 3/4. On July 7, 2000, the last full trading day prior to the date of this Offer to Purchase, the closing market price per Share on the American Stock Exchange was $ 7/8. Shareholders are urged to obtain current market quotations for the Company's Common Stock prior to tendering any Shares.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE COMMON STOCK; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

    MARKET FOR SHARES. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

    STOCK QUOTATION. Shares are traded primarily on the American Stock Exchange. According to published guidelines of the American Stock Exchange, the Shares might no longer be eligible for quotation on the American Stock Exchange if, among other things, the number of Shares publicly held was less than 200,000, there were fewer than 300 holders of round lots, the aggregate market value of the publicly held Shares was less than $1,000,000, or the total Stockholders' Equity was less than $2,000,000 if Company had losses in 2 of the most recent 3 years or $4,000,000 if losses in 3 of the most recent 4 years. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10 percent of the Shares are not considered as being publicly held for this purpose. According to the Company, as of July 7, 2000, there were 1,595 holders of record of Shares (not including beneficial holders of Shares in street name), and as of July 7, 2000, there were 5,788,569 Shares outstanding. You should also be aware that, if the Offer is consummated, the number of shareholders of the Company may be so small that the Company shares may not be eligible for trading on the American Stock Exchange or any other national securities exchange.

    If the Shares were to cease to be quoted on the American Stock Exchange, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through Nasdaq or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of shareholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings, the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. Parent intends to seek to cause the Company to apply for termination of registration of the Common Stock under the Exchange Act as soon after the consummation of the Offer as the requirements for such termination are met.

    If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

    MARGIN REGULATIONS. The Shares are currently "margin securities," as such term is defined under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In any event, the Shares will cease to be "margin securities" if registration of the Shares under the Exchange Act is terminated.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

    The Company and its subsidiaries currently operate in the wire and engineered products segments. The Company produces tire bead wire, welding wire, stainless steel spring and specialty wire, and plated wire. These wire products are supplied to major markets consisting of tire, spring, automotive component, electric component, telecommunications and fabricated metal products. The Company also produces wire cloth, nonwoven metal fiber materials, filters and inflator housings for automotive air bag inflators, which are sold primarily to automotive air bag manufacturers. The principal address of the Company is 1618 Terminal Road, Niles, Michigan 49120. The Company's telephone number is
(616) 683-8100.

    AVAILABLE INFORMATION. The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in reports filed with the Commission. These reports and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system, including those made by or in respect of the Company, are publicly available through the Commission's home page on the Internet at http://www.sec.gov.

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9.  CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

    PURCHASER. Purchaser, a newly incorporated Delaware corporation, has not conducted any business other than in connection with the Offer and the Merger Agreement. All of the issued and outstanding shares of capital stock of Purchaser are held by Parent. The principal address of Purchaser is c/o Heico Holding, Inc., 5600 Three First National Plaza, Chicago, Illinois 60602. The telephone number is (312) 419-8220.

    PARENT. Parent, a Delaware corporation, is a privately owned holding company headquartered in Chicago, Illinois. Activities include construction equipment and services, heavy machinery, materials handling, and other interests. The principal executive offices of Parent are located at 5600 Three First National Plaza, Chicago, Illinois 60602. The telephone number is
(312) 419-8220.

    Because the consideration offered consists solely of cash, the Offer is not subject to any financing condition, and the offer is for all of the outstanding Shares, Purchaser believes the financial condition of Parent, Purchaser and their affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer.

    The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of Purchaser and Parent are set forth in Schedule I to this Offer to Purchase.

    During the last five years, none of Purchaser or Parent, or, to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

    Except as described in this Offer to Purchase (i) none of Purchaser or Parent, or, to the best of their knowledge, any of the persons listed in
Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of Parent, Purchaser or the Company, beneficially owns or has any right to acquire, directly or indirectly, any equity securities of the Company and (ii) none of Purchaser or Parent, or to the best of their knowledge, any of the persons or entities referred to above has effected any transaction in such equity securities during the past 60 days.

    Except as described in this Offer to Purchase, none of Purchaser or Parent, or, to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1, 1998, none of Purchaser or Parent, or to the best of their knowledge, any of the persons listed on
Schedule I to this Offer to Purchase has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1998, there have been no contacts, negotiations or transactions between any of Purchaser, Parent, or their affiliates or, to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

    AVAILABLE INFORMATION. None of Purchaser or Parent is subject to the informational reporting requirements of the Exchange Act, nor are any of them required to file reports and other information with the Commission relating to its businesses, financial condition or other matters. Except as otherwise disclosed in this Offer to Purchase, none of Purchaser or Parent have made, or are making, any provision in connection with the Offer or the Merger to grant unaffiliated security holders access to the files of any of Purchaser or Parent.

    INTEREST IN SECURITIES OF THE SUBJECT COMPANY. The Heico Companies, L.L.C., a Delaware limited liability company and an affiliate of Parent ("Heico"), is the beneficial owner of 25,500 Shares (representing 0.4% of the outstanding Shares). Michael E. Heisley, Sr. is the President and Chief Executive Officer of Heico. Except for Heico (i) none of Purchaser or Parent, or, to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of Parent, Purchaser or the Company, beneficially owns or has any right to acquire, directly or indirectly, any equity securities of the Company and (ii) none of Purchaser or Parent, or to the best of their knowledge, any of the persons or entities referred to above has effected any transaction in such equity securities during the past 60 days. The Shares owned by Heico shall be cancelled upon the occurrence of the Merger.

    The address of Heico is 5600 Three First National Plaza, Chicago, Illinois 60602. The telephone number is (312) 419-8220.

10. BACKGROUND OF THE OFFER AND THE MERGER; CONTACTS WITH THE COMPANY

BACKGROUND

    In September 1998, the Company engaged U.S. Bancorp Piper Jaffray to evaluate strategic alternatives available to the Company. In October 1998, U.S. Bancorp Piper Jaffray presented an analysis of a proposal it had received from Heico in which Davis Wire Corporation ("Davis Wire"), a subsidiary of Heico, would acquire control of the Company, with shareholders of the Company having the option to either retain shares in a new entity formed by the merger of Davis Wire and the Company, or receive $5.00 per share in cash. The Board of Directors determined at that time that the Company should remain independent, and the Company did not pursue Heico's proposal.

    The Company continued to implement its strategy of focusing on its core businesses and seeking to improve its financial structure through cost reductions, increased productivity and the sale of non-core assets. The Company was able to pay down significant amounts of debt through these sales. However, adverse pricing developments at both the supplier and customer levels continued to have a negative effect on earnings and cash flow, while putting a strain on a reduced borrowing base.

    On December 23, 1999, Ronald B. Kalich, President and Chief Executive Officer of the Company, received a letter from Richard D. Denison of First San Francisco Corporation, an investment banker representing Heico. The letter stated that Mr. Denison believed a possible business combination consistent with Heico's October 1998 proposal continued to have economic merit. On January 4, 2000, Mr. Kalich received a telephone call from Mr. Denison and advised him that his inquiry would be reported to the Board of Directors of the Company at its next scheduled meeting on January 27, 2000. Following a discussion of these contacts at that Board of Directors meeting, the Board of Directors authorized Mr. Kalich to pursue exploratory discussions.

    On February 10, 2000, Mr. Kalich met with Mr. Heisley and Mr. Denison at the Company's executive offices. They discussed the Company's capital needs and different possible structures for a transaction.

    On February 11, 2000, Mr. Kalich reported on this meeting to the Executive Committee of the Board of Directors (David Craigmile, Charles Schroeder and
Mr. Kalich). The Executive Committee authorized Mr. Kalich to pursue the matter further with the Parent.

    On February 13, 2000, at an American Wire Producers Association Meeting in San Diego, California, Mr. Kalich held informal discussions with the chief executive officer of another company which had earlier (in 1997) expressed an interest in a business combination with the Company. Such chief executive officer indicated that any merger discussions with the Company should be deferred to a future date.

    On February 18, 2000, Mr. Kalich sent a confidentiality agreement to
Thomas H. Pearson, a representative of the Parent. The confidentiality agreement was executed and returned on February 24, 2000.

    On March 7, 2000, Mr. Kalich, Michael K. Conn, Vice President and Chief Financial Officer of the Company, and Rex Northcutt, Director of Accounting at the Company, met in Chicago with Mr. Pearson and E. A. Roskovensky, President of Davis Wire. At this meeting each party presented summary financial information. The parties agreed that there was enough economic potential in the possible combination of the businesses to warrant further mutual due diligence.

    From March 15 to March 17, 2000, representatives of Davis Wire conducted plant visits at the Company's Niles, Michigan and Stillwater, Oklahoma plants. On March 17, 2000, Mr. Kalich and Ken Staudinger, General Manager of the Company's Bead Wire Group, and Larry Thomas, General Manager of the Company's Weld Wire Group, visited Davis Wire's Kent, Washington facility. They met there with Mike Quirk, Vice President and General Manager of Kent Davis Wire, and Don Meiser, Vice President of Sales for Kent Davis Wire.

    On March 20, 2000, Mr. Kalich received from Mr. Roskovensky a due diligence request list.

    On March 21, 2000, Mr. Kalich participated in a conference call with Mr. Roskovensky and Stanley H. Meadows, Director and Assistant Secretary of the Parent, addressing the conduct of further due diligence and the possible structure of a transaction.

    At a regularly scheduled meeting of the Board of Directors on March 22, 2000, Mr. Kalich updated the Board of Directors on details of discussions to date with the Parent. The Board authorized Mr. Kalich to continue discussions.

    From April 3 to April 7, 2000, representatives of Davis Wire conducted financial due diligence at the Company's headquarters. At an April 5, 2000 meeting of the Executive Committee of the Board, Mr. Kalich reported the results of discussions with Davis Wire to date and was authorized to continue such discussions.

    On May 1, 2000, Mr. Kalich met with Mr. Roskovensky. Mr. Roskovensky reviewed various alternative transactions involving a combination of Davis Wire and the Company. In addition, the preliminary results of an environmental study that Davis Wire had conducted were reviewed. This study suggested possible environmental liabilities significantly in excess of amounts the Company considered appropriate.

    From May 2 to May 13, 2000, Mr. Kalich and Mr. Roskovensky had several communications regarding the valuations of the Company and Davis Wire and assets and liabilities of these companies.

    From May 15 to May 19, 2000, financial, operational, legal and environmental representatives of the Company conducted due diligence reviews at the Davis Wire Facilities in Irwindale, California, Hayward, California, and Kent, Washington.

    On May 23, 2000, Mr. Kalich and Mr. Conn met with Mr. Meadows and
Mr. Roskovensky at the Parent's offices in Chicago. At that meeting, representatives of the Parent, after expressing continued concern over future environmental liabilities of the Company, proposed a transaction in which the Company and Davis Wire (which for purposes of the proposed transactions would include Davis Wire's affiliates, Jaenson Wire Corporation and Davis Wire Pueblo Corporation) would merge, with Company shareholders receiving stock in the surviving company, with no option to receive cash. Heico's proposal provided for a formula to determine the percentage of shares to be held by Company shareholders based on each entity's earnings before interest, taxes, depreciation and amortization ("EBITDA"), and liabilities. At that time, the proposal contemplated Company shareholders receiving between 8% and 13% of the surviving company. On that date, Davis Wire gave Mr. Kalich a letter summarizing these terms.

    At a meeting on May 24, 2000, Mr. Kalich reported to the Board on the background leading up to the latest proposal from the Parent and the alternatives management had explored, and summarized the Parent's proposal. The Company's board of directors authorized management to pursue a transaction with the Parent.

    On May 26, 2000, Mr. Kalich, Timothy C. Wright, General Counsel and Secretary of the Company, and Patrick Maloney and Craig Walker of Bell, Boyd & Lloyd LLC, the Company's outside counsel ("Bell Boyd"), participated in a conference telephone call with Mr. Meadows and Helen Friedli of McDermott, Will & Emery, the Parent's outside counsel ("McDermott"). During that call
Mr. Meadows and Ms. Friedli indicated that, in order to make the transaction more tax-efficient for the Parent and certain of its affiliates, the Parent was suggesting a revised structure in which Company shareholders would receive shares in a corporation that would manage, and whose sole asset would be an ownership interest in, a limited liability company, which would in turn own and operate the businesses of Davis Wire, Jaenson Corporation, Davis Wire Pueblo Corporation and the Company. During that call, the Parent's representatives indicated that a draft merger agreement would be provided to the Company by the end of the following week.

    Also on May 26, the Company renewed its engagement of U.S. Bancorp Piper Jaffray.

    On June 2, 2000, one of the Company's principal suppliers suspended production of the Company's order because it believed the Company was not in compliance with its current payment obligations. After discussions with the Company, the supplier resumed production; however, management of the Company determined that it would be desirable to announce a transaction as soon as possible in order to reassure suppliers as to the Company's continued viability. Mr. Kalich contacted Mr. Roskovensky to suggest that the parties execute a letter of intent pending the completion of a definitive merger agreement.
Mr. Roskovensky indicated that might be possible, and therefore on June 2, 2000, Bell Boyd prepared and delivered to Mr. Roskovensky and Mr. Meadows a draft letter of intent. Also on June 2, 2000, McDermott forwarded to the Company and Bell Boyd a draft merger agreement.

    On June 7, 2000, Bell Boyd provided comments on the first draft of the merger agreement to McDermott. On June 8, 2000, McDermott provided its version of a letter of intent to the Company and Bell Boyd.

    On June 9, 2000, Mr. Kalich, Michael Murphy of the Advisor, and
Messrs. Maloney and Walker of Bell Boyd met with Mr. Meadows, Ms. Friedli and Eric Orsic of McDermott. After a discussion of each party's proposed version of a letter of intent, the Company's representatives determined that the provisions the Parent would require in a letter of intent (including, among other things, a break-up fee of $2,000,000) were not acceptable. The parties agreed instead to proceed directly to negotiate and sign a definitive agreement as promptly as practicable. The parties then negotiated with respect to the draft merger agreement.

    On June 12, 2000, McDermott provided the Company and Bell Boyd with a revised draft of the merger agreement.

    On June 13, 2000, Mr. Roskovensky and Donn Laden, Chief Financial Officer of Davis Wire, and John Hicks a representative of Parent, met with Mr. Kalich,
Mr. Conn and representatives of the Advisor at the Company's offices in Niles, Michigan. At this meeting, the Parent's representatives indicated that their pricing formula was then indicating that Company shareholders would receive only 4-5% of the stock in the new merged entity. The representatives of the Advisor indicated that they would need more information regarding Davis Wire, as well as a more definitive understanding of the consideration to be received by Company shareholders, for the Board to evaluate the transaction.

    On June 14, 2000, Bell Boyd provided McDermott with comments on the most recent draft merger agreement. Among other things, these comments reflected various concerns the Company and its counsel had with the proposed structure of the transaction and with the Parent's proposal that the consideration to be received by Company shareholders not be fixed at the time of signing, but would be subject to adjustment prior to closing. In light of those concerns, Mr. Murphy of the Advisor contacted Mr. Meadows on June 13, 2000 and again the next day to discuss those concerns and to ask whether the Parent would consider a cash transaction. Mr. Murphy and Mr. Meadows had several subsequent discussions concerning the consideration in a cash transaction, with Mr. Meadows indicating that the price would be less than $1.00 per share, and Mr. Murphy requesting that the Parent consider a price closer to then-current trading prices of the Common Stock. On June 16, 2000, Mr. Meadows told
Mr. Murphy that he would make a proposal for a cash transaction on June 19, 2000. Also on June 16, 2000, the Company provided disclosure schedules related to the draft merger agreement to the Parent.

    In addition, during the week of June 12 to June 16, 2000, management of the Company had discussions with the Company's lender, Foothill Capital Corporation ("Foothill") in which Foothill indicated that the Company had reached the limits of its borrowing capacity under its current arrangements, and that Foothill would not consider providing any additional financing unless the Company executed an agreement providing for some form of restructuring or business combination.

    On June 19, 2000, the Parent sent a proposed letter of intent to the Company suggesting a cash merger at $1.00 per share. Management directed Mr. Murphy to attempt to negotiate a higher price, and directed Bell Boyd to ask McDermott to provide a draft agreement reflecting the new structure. On June 22, 2000, McDermott provided a new draft agreement contemplating a cash merger at $1.00 per share.

    During the week of June 19 to June 23, 2000, Mr. Kalich and Mr. Conn held discussions with the other company that in February had requested that any merger discussions be deferred. While that company indicated that it continued to be interested in a possible transaction with the Company, it also indicated that it would not be able to consider a transaction on a timetable that came at all close to what the Company's management believed was required.

    On the morning of June 23, 2000, the Board of Directors met to further consider the proposed transaction. All of the directors were present except for Mr. Cucuz, who was out of the country and unreachable. Mr. Walter participated by telephone. The directors were provided with copies of the draft merger agreement as well as related materials. Management made presentations concerning the Company's financial situation and the background of the transaction. Bell Boyd explained the terms of the transaction and reviewed related legal issues. Representatives of U.S. Bancorp Piper Jaffray then presented materials to the directors analyzing the financial aspects of the transaction, and indicated that they were prepared to deliver a fairness opinion concerning the transaction as proposed. After further discussion among the directors, management was directed to attempt to finalize the transaction, but to continue to seek a higher price, all subject to director review over the weekend of the materials received at the meeting.

    Later that afternoon, Mr. Murphy conveyed to Mr. Meadows the Board's desire for a higher price. Mr. Meadows responded that Parent would not increase its $1.00 per share offer. Also later that afternoon, Ms. Friedli of McDermott informed Bell Boyd that the Parent now wished to pursue a cash tender offer structure. Still later on June 23, 2000, Bell Boyd sent a marked copy of the latest draft of the merger agreement to McDermott.

    On June 24, 2000, representatives of McDermott and Bell Boyd negotiated by phone concerning the Company's latest comments on the merger agreement. Later on June 24, 2000, McDermott distributed a revised draft of the merger agreement reflecting the tender offer structure.

    On the morning of June 26, 2000, representatives of Bell Boyd and McDermott negotiated concerning the provisions of the final version of the merger agreement. A meeting of the Board of Directors of the Company was held by telephone conference call at 3:00 p.m. Central time on June 26 (with all directors present except Mr. Cucuz, who was still out of the country and unreachable), at which the revised terms of the transaction (including the tender offer structure and its effects) were discussed. After this discussion the Advisor delivered its fairness opinion. The Board then (i) determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) are advisable, fair to and in the best interests of the Company's stakeholders, including shareholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger), subject to finalization of definitive terms, and
(iii) resolved to recommend that the Company shareholders accept the Offer and vote for the approval and adoption of the Merger Agreement and the Merger. After further negotiations between Bell Boyd and McDermott that afternoon and evening, the Merger Agreement was finalized and executed by the parties that night.

    The Company announced the execution of the Merger Agreement before the opening of the market on the morning of June 27, 2000.

11. PURPOSE AND STRUCTURE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY

    PURPOSE AND STRUCTURE OF THE OFFER AND THE MERGER. The purpose of the Offer and the Merger is to enable Parent, through Purchaser, to acquire the entire equity interest in the Company. The Offer will enable Parent to acquire as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. Through the Merger, Parent will acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will be entirely owned by Parent.

    Under the IBCL, the approval of the Board of Directors and the affirmative vote of the holders of a majority of the outstanding Common Stock is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The approval of the shareholders can be received either by vote or by consent of the majority of the outstanding Common Stock. Furthermore, if the Offer is consummated and Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Purchaser would be able to effect the Merger pursuant to the "short-form" merger ("Short-Form Merger") provisions of Chapter 23-1-40-4 of the IBCL, without any action by any other shareholder of the Company or the Board of Directors. In such event, Purchaser intends to effect a Short-Form Merger as promptly as practicable following the purchase of Shares in the Offer.

    If the number of Shares tendered in the Offer represents less than a majority of the Company's outstanding Common Stock, the Purchaser will not be obligated to purchase the tendered Shares or proceed with the Merger. However, Purchaser may waive the condition to the Offer that the number of Shares tendered represents at least 50% of the Company's outstanding Common Stock. Purchaser may then submit the Merger Agreement and the consummation of the transactions contemplated thereby for approval and adoption by a vote of the shareholders of the Company. If Purchaser acquires more than 50% of the outstanding Common Stock, Purchaser's vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby would be sufficient to satisfy the requirements under the IBCL to effect the Merger.

    PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER. Pursuant to the Merger Agreement, upon completion of the Offer, Parent and Purchaser intend to effect the Merger in accordance with the Merger Agreement.

    Upon consummation of the Merger, the Company will become a privately held corporation. Accordingly, public shareholders will not have the opportunity to participate in the earnings and growth of the Surviving Corporation after the consummation of the Merger and will not have any right to vote on corporate matters. In addition, public shareholders will not be entitled to share in any premium which might be payable by an unrelated third-party acquiror of all of the issued and outstanding shares of Common Stock in a sale transaction, if any, occurring after the consummation of the Merger. No such transactions are pending at this time. However, such public shareholders will not face the risk of losses generated by the Surviving Corporation's operations or any decrease in the value of the Surviving Corporation after the consummation of the Merger.

    The Shares are currently traded on the American Stock Exchange. However, as a result of the Merger, the Company will be entirely owned by Parent and there will be no public market for the Shares. Following the consummation of the Merger, Shares will no longer be quoted on the American Stock Exchange and Purchaser intends to terminate the registration of the Shares under the Exchange Act. Accordingly, after the Merger there will be no publicly traded equity securities of the Company. Moreover, the Company will no longer be required to file periodic reports with the Commission under the Exchange Act, and will no longer be required to comply with the proxy rules of Regulation 14A under Section 14 under the Exchange Act. In addition, the Company's officers, directors and 10% shareholders will be relieved of the reporting requirements and restrictions on "short-swing" trading contained in Section 16 of the Exchange Act with respect to the Shares. See "Effect of the Offer on the Market for the Common Stock; Exchange Act Registration; Margin Regulations." It is expected that, if Shares are not accepted for payment by Purchaser pursuant to the Offer and the Merger is not consummated, the Company's current management, under the general direction of the Board of Directors, will continue to manage the Company as an ongoing business.

    The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time, and the officers of the Company immediately prior to the Effective Time, will be the directors and the officers, respectively, of the Surviving Corporation after the Merger, until their respective successors are elected or appointed and qualified in accordance with applicable law.

    In addition, the Merger Agreement provides that promptly upon the purchase of and payment for any Shares by Purchaser which represent at least a majority of the outstanding Shares, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser bears to the total number of Shares then outstanding. The Company shall, upon request of Purchaser, use its reasonable best efforts promptly either to increase the size of its Board of Directors, including by amending the By-laws of the Company if necessary to so increase the size of such Board of Directors, or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Purchaser's designees to be so elected or appointed to the Board of Directors, and shall use its reasonable best efforts to cause Purchaser's designees to be so elected or appointed at such time. At such time, the Company shall, upon the request of Purchaser, also cause persons designated by Purchaser to constitute the same percentage (rounded up to the next whole number) as is on the Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each subsidiary of the Company, and (iii) each committee (or similar body) of each such board. The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act. The Company shall take, at its expense, all action necessary to effect any such election, and shall include in the Schedule 14D-9 the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

    It is currently expected that the business and operations of the Surviving Corporation after the Merger will be conducted substantially as they are currently being conducted by the Company. Other than by virtue of the Merger and the other transactions contemplated by the Merger Agreement and except as otherwise described above or elsewhere in this Offer to Purchase, Parent and Purchaser have no current plans or proposals that relate to or would result in:
(i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Surviving Corporation or any of its subsidiaries;
(ii) a sale or transfer of a material amount of assets of the Surviving Corporation or any of its subsidiaries; (iii) any material change in the Surviving Corporation's capitalization or dividend policy or indebtedness;
(iv) any change in the management of the Surviving Corporation, the composition of the Board of Directors or any change in any material term of the employment contract of any executive officer; or (v) any other material change in the Surviving Corporation's corporate structure or business. However, the Surviving Corporation's management will review proposals or may propose the acquisition or disposition of assets or other changes in the Surviving Corporation's business, corporate structure, capitalization, management or policy that it considers to be in the best interests of the Surviving Corporation and its shareholders. Management may, from time to time, evaluate and revise the Surviving Corporation's business, operations and properties and make such changes as are deemed appropriate.

THE MERGER AGREEMENT

    The following is a summary of the material terms of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and a copy of which has been included as an exhibit to the Schedule TO. The Merger Agreement may be inspected at, and copies may be obtained from, the same places and in the manner set forth in "Certain Information Concerning the Company".

    THE OFFER. The Merger Agreement provides for the commencement of the Offer. The obligation of Purchaser to commence the Offer and to accept for payment, and to pay for, any shares of Common Stock tendered pursuant to the Offer, is subject to the satisfaction of certain conditions that are set forth below the caption "Certain Conditions of the Offer" (such conditions, the "Offer Conditions"). Purchaser may waive any of the Offer Conditions or make any other changes in the terms and conditions of the Offer without the prior written consent of the Company. Notwithstanding the foregoing, Purchaser has agreed that, without the prior written consent of the Company, no changes may be made that (i) reduce the maximum number of Shares subject to the Offer,
(ii) decrease the Offer Price, (iii) change the form of consideration payable in the Offer, or (iv) amend or modify the Offer Conditions in any manner adverse to the holders of Shares, or (v) waive the requirement for the Foothill Consent to have been obtained at the expiration of the Offer. Under the terms of the Merger Agreement, Purchaser may, without the consent of the Company, extend the Offer at any time from time to time: (i) if at the then scheduled expiration date of the Offer any of the Offer Conditions shall not have been satisfied or waived, until such time as all such conditions shall have been satisfied or waived;
(ii) for any period required by any statute or rule, regulation, interpretation or position of the Commission applicable to the Offer; (iii) for any period required by applicable law in connection with an increase in the consideration to be paid pursuant to the Offer; and (iv) from time to time, for an aggregate period of not more than ten business days (for all such extensions under this clause (iv)) beyond the latest expiration date that would be permitted under clause (i), (ii) or (iii) of this sentence. If at the scheduled Expiration Date of the Offer, all of the Offer Conditions have been satisfied, Purchaser shall immediately accept and promptly pay for all Shares tendered.

    THE MERGER. The Merger Agreement provides that, subject to the terms and conditions set forth in the Merger Agreement and the applicable provisions of the IBCL, Purchaser will be merged with and into the Company and the separate existence of Purchaser will cease. The Company will be the Surviving Corporation of the Merger and will be entirely owned by Parent. In the Merger, each share of common stock of Purchaser outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and non-assessable share of Common Stock, $.01 par value per share, of the Surviving Corporation. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent or Purchaser or held by the Company, all of which shall be cancelled, and Shares held by shareholders who perfect appraisal rights under the IBCL) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration. At and after the Effective Time, any outstanding option to purchase shares of Common Stock (each a "Company Stock Option") or other stock-based awards of the Company granted under the Company's plans or agreements pursuant to which stock options or restricted stock awards or other stock-based awards of the Company have been or may be granted (collectively, the "Company Stock Plans") and any outstanding warrant or other right convertible or exchangeable into shares of capital stock of the Company (each a "Company Warrant") will, in accordance with the terms of the applicable Company Stock Plan or Company Warrant, by virtue of the Merger and without any further action on the part of the Company, Parent, Purchaser or the holder of any such Company Stock Option or Company Warrant, be automatically converted into the right to receive an amount per share of Common Stock into which such Company Stock Option (regardless of any vesting schedule) or Company Warrant is exercisable or convertible equal to (i) the Merger consideration LESS
(ii) any applicable exercise price or conversion price with respect to such Company Stock Option or Company Warrant as of the Effective Time. At the Effective Time, all outstanding Company Stock Options shall be cancelled and all Company Stock Plans shall be terminated and of no further force or effect. The Merger Agreement provides that (subject to the provisions of the Merger Agreement and the applicable provisions of the IBCL) the closing of the Merger shall occur promptly following the satisfaction or, to the extent permitted under the Merger Agreement, waiver of the conditions to the Merger set forth in the Merger Agreement.

    TREATMENT OF RESTRICTED STOCK. The Merger Agreement provides that at and after the Effective Time, any outstanding restricted stock awards of the Company (each a "Company Restricted Stock Award") granted under any Company Stock Plan will, by virtue of the Merger and without any further action on the part of the Company, Parent, Purchaser or the holder of such Company Restricted Stock Award, entitle the holder thereof to receive an amount per share of Common Stock covered by such Restricted Stock Award equal to the Merger Consideration and all restrictions under such awards shall lapse as of the Effective Time.

    SHAREHOLDER MEETING. The Merger Agreement provides that unless shareholder action is taken by written consent, the Company shall call and hold a meeting of its shareholders (the "Company Meeting") as promptly as practicable following the purchase of Shares by Purchaser pursuant to the Offer for the purpose of voting upon the approval of the Merger, and the Company shall use its reasonable best efforts to hold the Company Meeting as soon as practicable after such date. The Company shall set the record date for the Company Meeting or any action taken by written consent for the approval of the Merger as the date on which Purchaser becomes the record holder of all

Shares purchased pursuant to the Offer. Parent shall cause all Shares purchased by Purchaser pursuant to the Offer and all other Shares owned by Parent or any other subsidiary or affiliate of Parent to be voted in favor of the approval of the Merger.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to (i) the due organization, existence and the qualification, good standing, corporate power and authority of the Company and its subsidiaries; (ii) the due authorization, execution, and delivery of the Merger Agreement and certain ancillary documents executed in connection therewith and the consummation of the transactions contemplated thereby, and the validity and enforceability thereof except for any required approval under the IBCL and the Board of Directors approval and adoption of the Merger Agreement and the ancillary documents executed therewith and the consummation of the transactions contemplated thereby and the Board of Directors resolution to recommend that the shareholders accept the Offer and vote for the approval and adoption of the Offer and the Merger; (iii) the compliance by the Company and its subsidiaries with all applicable foreign, federal, state or local laws, statutes, ordinances, rules, regulations, orders, judgments, rulings and decrees of any foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority, or any court, arbitration, board or tribunal; (iv) the absence of consents and approvals necessary for consummation by the Company of the Merger and the absence of any violations, breaches or defaults which would result from compliance by the Company with any provision of the Merger Agreement; (v) the capitalization of the Company, including the number of shares of capital stock of the Company outstanding; (vi) compliance with the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, in connection with each registration statement, report, proxy statement or information statement (as defined under the Exchange Act) prepared by the Company since September 30, 1997, the Schedule 14D-9, the information statement, if any, filed by the Company in connection with the Offer pursuant to Rule 14f-1 under the Exchange Act and any schedule required to be filed by the Company with the Commission or any amendment or supplement thereto; (vii) compliance with generally accepted accounting principles in connection with the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company; (viii) the absence of untrue statements or omission of material facts;
(ix) the absence of certain changes or effects; (x) the absence of undisclosed liabilities; (xi) the absence of pending or (to the knowledge of the Company) threatened claims, actions, suits, proceedings, arbitrations, investigations or audits; (xii) in connection with the Company's tax preparation, compliance with all applicable tax laws, payment and filing of all taxes and no undisclosed tax liability; (xiii) employee benefit plans; (xiv) compliance with any applicable provision of any law, statue, ordinance or regulation; (xv) certain fees in connection with the transactions contemplated by the Merger Agreement;
(xvi) environmental matters; (xvii) the Company and its subsidiaries are in possession of all permits necessary for the Company or its subsidiaries to lease and operate its properties or to carry out the business of the Company;
(xviii) in connection with material contracts, all of the contracts are valid and in full force; (xix) receipt of the opinion of U.S. Bancorp Piper Jaffray;
(xx) state takeover statutes; (xxi) intellectual property matters;
(xxii) maintenance of insurance; (xxiii) the Company and its subsidiaries have good and marketable title to their assets; (xxiv) the absence of untrue statements of a material fact or omission of material facts in connection with the Schedule 14D-9 to be filed by the Company; and (xxv) the absence of untrue statements of a material fact or omission of a material fact from the representations and warranties made by the Company in the Merger Agreement, statements or information contained in the Company disclosure schedule or in any information furnished by the Company to Parent pursuant to the provisions of the Merger Agreement.

    Parent has also made certain representations and warranties, including with respect to (i) the due incorporation, existence, good standing and, subject to certain limitations, corporate power and authority of Parent and Purchaser;
(ii) the due authorization, execution and delivery of the Merger Agreement and certain ancillary documents executed in connection therewith and the consummation of the transactions contemplated thereby, and the validity and enforceability thereof; (iii) subject to certain exceptions and limitations, the compliance by the Parent and Purchaser with any governmental body, agency, official or authority; (iv) subject to certain exceptions and limitations, the absence of consents and approvals necessary for consummation of the transactions contemplated by the Merger Agreement by Parent and Purchaser and the absence of any violations, breaches or defaults which would result from compliance by Parent and Purchaser with any provision of the Merger Agreement; (v)subject to certain exceptions and the absence of untrue statements of a material fact or omission to state any material fact in connection with the information supplied by Parent; (vi) the absence of any finders' or advisor's fees; (vii) subject to certain exception and limitations, in connection with the Offer, the absence of untrue statements of a material fact or omission of a material fact;
(viii) absence of any material misstatements or omissions in this Offer to Purchase, the Schedule TO and the exhibits thereto and (ix) the sufficiency of funds available to Purchaser for the consummation of the Offer and the Merger.

    CONDUCT UNTIL THE MERGER. The Company has agreed that from the date of the Merger Agreement until the Effective Time, the Company and its subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing, from the date of the Merger Agreement until the Effective Time, without the prior written consent of Parent:

        (i) the Company will not, and will not permit any of its subsidiaries to, adopt or propose any change in its certificate or articles of incorporation or by-laws;

        (ii) the Company will not, and will not permit any subsidiary of the Company to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than transactions between direct and/or indirect wholly owned subsidiaries of the Company);

       (iii) the Company will not, and will not permit any subsidiary of the Company to, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of the Company or any of its subsidiaries other than issuances of Common Stock pursuant to the exercise of Company Stock Options that are outstanding on the date of the Merger Agreement;

        (iv) the Company will not (i) split, combine, subdivide or reclassify its outstanding shares of capital stock, or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

        (v) the Company will not, and will not permit any subsidiary of the Company to, redeem, purchase or otherwise acquire directly or indirectly any of the Company's capital stock, Company Stock Options or Company Warrants or Company subsidiary stock options or warrants, except for repurchases, redemptions or acquisitions required by or in connection with the terms of any Company Stock Plan;

        (vi) the Company will not amend the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of any employee or director stock options or other stock based awards or any warrants;

       (vii) the Company will not, and will not permit any subsidiary of the Company to, (i) grant any severance or termination pay to (or amend any such existing arrangement with) any director, officer or employee of the Company or any of its subsidiaries, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its subsidiaries, (iii) increase any benefits payable under any existing severance or termination pay policies or employment agreements,
    (iv) increase, other than customary periodic increases in the ordinary course of business, (or amend the terms of) any compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its subsidiaries or (v) permit any director, officer or employee who is not already a party to an agreement or a participant in a plan providing benefits upon or following a "change in control" to become a party to any such agreement or a participant in any such plan;

      (viii) the Company will not, and will not permit any of its subsidiaries to, acquire a material amount of assets or property of any other person, other than the purchase of inventory in the ordinary course of business;

        (ix) the Company will not, and will not permit any of its subsidiaries to, sell, lease, license or otherwise dispose of any material amount of assets or property except pursuant to existing contracts or commitments or otherwise in the ordinary course of business;

        (x) except for any such change which is required by reason of a concurrent change in GAAP, the Company will not, and will not permit any subsidiary of the Company to, change any method of accounting or accounting practice used by it;

        (xi) the Company will not, and will not permit any subsidiary of the Company to, enter into any joint venture, partnership or other similar arrangement;

       (xii) the Company will not, and will not permit any of its subsidiaries to, take any action that would make any representation or warranty of the Company in the Merger Agreement inaccurate in any material respect at, or as of any time prior to, the Effective Time;

      (xiii) the Company will not make or change any Tax election, settle any audit or file any amended Tax Returns, except in the ordinary course of business consistent with past practice; and

       (xiv) the Company will not, and will not permit any of its subsidiaries to, agree or commit to do any of the foregoing.

    ACCESS TO INFORMATION. From the date of the Merger Agreement to the Effective Time, to the extent permitted by applicable law, the Company will upon reasonable request give Parent, its counsel, financial advisors, auditors and other authorized representatives access to the offices, properties, books and records of the Company and its subsidiaries during normal business hours, furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct its own employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company; provided that no investigation of the Company's business shall affect any representation or warranty given by the Company hereunder, and the Company shall not be required to provide any such information if the provision of such information may cause a waiver of an attorney-client privilege.

    NO SOLICITATION. The Company has agreed in the Merger Agreement that the Company and its subsidiaries will not, and will use its reasonable best efforts to cause its respective officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal or any inquiry with respect thereto or engage in substantive discussions or negotiations with any Person with respect thereto, or in connection with any Acquisition Proposal or potential Acquisition Proposal, disclose any nonpublic information relating to it or its subsidiaries or afford access to the properties, books or records of it or its subsidiaries to, any Person that has made, or to such party's knowledge, is considering making, any Acquisition Proposal; provided, however, that, in the event that (X) the Company shall receive a Superior Proposal that was not solicited by it and did not otherwise result from a breach under the no solicitation provision of the Merger Agreement, (Y) prior to receipt of Company Shareholder Approval, the Board of Directors determines in its good faith judgment, after receiving the advice of outside counsel, that, in light of this Superior Proposal, if the Company fails to participate in such discussions or negotiations with, or provide such information to, the party making the Superior Proposal, there is a reasonable possibility that such Board of Directors would be in violation of its fiduciary duties under applicable law, and (Z) after giving Parent three business day's notice of its intention to do so, the Company may (i) furnish information with respect to it and its subsidiaries to the person making such Superior Proposal pursuant to a customary confidentiality agreement containing terms generally no less restrictive than the terms contained in the confidentiality agreement (but not containing any exclusivity provision and permitting the person to submit to the Board of Directors Acquisition Proposals with respect to the Company provided that any such Acquisition Proposal is subject to the approval of the Board of Directors) provided that a copy of all such written information is simultaneously provided to Parent and (ii) participate in discussions and negotiations regarding such Superior Proposal.

    The Merger Agreement provides that it does not prevent the Board of Directors from complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal; provided that the Board of Directors shall not recommend that the shareholders of the Company tender their shares in connection with a tender offer except to the extent, after receiving a Superior Proposal, the Board of Directors determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of the Superior Proposal, there is a reasonable possibility that the Board of Directors would be in violation of its fiduciary duties under applicable law if it fails to make such a recommendation.

    The Company has agreed to (A) promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the person making the Acquisition Proposal and set forth the material terms thereof) the Parent after receipt of any Acquisition Proposal, or any request for nonpublic information relating to the Company or any subsidiary of the Company or for access to the properties, books or records of the Company or any subsidiary of the Company by any person that has made, or to such party's knowledge may be considering making, an Acquisition Proposal, and (B) will keep the Parent reasonably informed of any changes to the material terms of any such Acquisition Proposal or request. The Company has agreed to, and shall cause its subsidiaries to, immediately cease and cause to be terminated, and use reasonable best efforts to cause its officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date hereof with any persons with respect to any Acquisition Proposal.

    Under the Merger Agreement, "Acquisition Proposal" means any written offer or proposal for, or any written indication of interest in, any (i) direct or indirect acquisition or purchase of a business or asset of the Company or any of its subsidiaries that constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole; (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole; (iii) tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries whose business constitutes 20% or more the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole; or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose business constitutes 20% or more of the net revenue, net income or assets of the Company and its subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. Under the Merger Agreement, "Superior Proposal" means any bona fide written Acquisition Proposal for or in respect of all of the outstanding shares of the Common Stock (i) on terms that the Board of Directors determines in its good faith judgment (after consultation with U.S. Bancorp Piper Jaffray or another financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal deemed relevant by such Board of Directors, including any break-up fees, expense reimbursement provisions, conditions to consummation, and the ability of the party making such proposal to obtain financing for such Acquisition Proposal) are more favorable from a financial point of view to its shareholders than the Merger; and (ii) that constitutes a transaction that, in such Board of Directors' judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

    The Company agrees that it will take the necessary steps promptly to inform its officers, directors, investment bankers, consultants, attorneys, accountants, agents and other representatives of the obligations undertaken in the no solicitation provision of the Merger Agreement.

    FEES AND EXPENSES. Except as set forth below or as otherwise provided in the Merger Agreement, whether or not the Offer or the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees, costs and expenses. The Company shall pay the expenses related to printing, filing and mailing of the proxy statements.

    REASONABLE BEST EFFORTS; FURTHER ASSURANCES. The Merger Agreement provides that,

        (a) the Company and Parent shall each cooperate with the other and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under the Merger Agreement and applicable laws to consummate and make effective the Offer and the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including, without limitation, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party necessary, proper or advisable to consummate the Offer and the Merger and the other transactions contemplated by the Merger Agreement. Subject to applicable laws relating to the exchange of information, the Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental authority in connection with the Offer and the Merger and the other transactions contemplated by the Merger Agreement.

        (b) At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Purchaser, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of the Company or Purchaser, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

    CONDITIONS TO THE MERGER.

    I. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following conditions:

        (a) the Merger Agreement and the Merger shall have been approved and adopted by the shareholders of the Company in accordance with Indiana Law and the Company shall have complied with the information and notice requirements of Rule 14c-2 of the Exchange Act, if applicable;

        (b) any applicable waiting period (including any extension thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the "HSR Act"), as amended, relating to the Merger shall have expired or been terminated;

        (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger;

        (d) (i) all required approvals or consents of any governmental authority (whether domestic, foreign or supranational) in connection with the Merger and the consummation of the other transactions contemplated thereby shall have been obtained (and all relevant statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, shall have expired) unless the failure to receive any such approval or consent would not, and would not be reasonably expected to, have a material adverse effect on Parent at or after the Effective Time and (ii) all such approvals and consents which have been obtained shall be on terms that would not, and would not reasonably be expected to, have a material adverse effect on Parent at or after the Effective Time.

    II. CONDITIONS TO THE OBLIGATIONS OF PARENT AND PURCHASER. The obligations of Parent and Purchaser to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

        (a) (i) the Company shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in the Merger Agreement and in any certificate or other writing delivered by the Company pursuant thereto shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

        (b) there shall not be instituted or pending any action or proceeding by any governmental authority (whether domestic, foreign or supranational) before any court or governmental authority or agency, domestic, foreign or supranational, seeking to (i) restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any subsidiary of Parent of all or any portion of the business of the Company or any of its subsidiaries or of Parent or any of its subsidiaries or to compel Parent or any subsidiary of Parent to dispose of or hold separate all or any portion of the business or assets of the Company or any of its subsidiaries or of Parent or any of its subsidiaries; (ii) to impose or confirm limitations on the ability of Parent or any subsidiary of Parent effectively to exercise full rights of ownership of the shares of the Common Stock (or shares of stock of the Surviving Corporation) including, without limitation, the right to vote any shares of the Common Stock (or shares of stock of the Surviving Corporation) on any matters properly presented to shareholders; or (iii) seeking to require divestiture by Parent or any subsidiary of Parent of any shares of the Common Stock (or shares of stock of the Surviving Corporation), if any such matter referred in subclauses (i), (ii) and (iii) would, or would reasonably be expected to, have a material adverse effect on Parent at or after the Effective Time;

        (c) there shall not be any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to the Merger and the other transactions contemplated pursuant to the Merger Agreement (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that would, or would reasonably be expected to, have a material adverse effect on Parent at or after the Effective Time;

        (d) since the date of the Merger Agreement, there shall not have occurred a material adverse effect with respect to the Company, nor shall there have occurred a change or event which would reasonably be expected to have a material adverse effect on the Company;

        (e) the Foothill consent shall have been obtained;

        (f) there shall not have been a subsequent development (including any settlement or final settlement offer from counsel for the plaintiffs) in any action or proceeding pending on the date of the Merger Agreement relating to the Company or any of its subsidiaries or there shall not have been instituted any action or proceeding subsequent to the date of the Merger Agreement that would (i) have a material adverse effect on the Company, or
    (ii) make materially more costly (A) the making of the Offer, (B) the acceptance for payment of, or payment for, some or all of the shares pursuant to the Offer, (C) the purchase of shares pursuant to the Offer, or
    (D) the consummation of the Merger; or

        (g) the Company shall not have (i) petitioned or applied to any tribunal for or consented to the appointment of a receiver, (ii) admitted in writing its inability to pay its debts as they mature, (iii) made an assignment for the benefit of creditors, (iv) been adjudicated bankrupt or insolvent,
    (v) filed voluntarily or had filed against it a petition in bankruptcy or a petition or an answer seeking reorganization or any arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, dissolution or liquidation law or statute, or (vi) become unable to conduct its business, taken as a whole, substantially as currently conducted (including the purchase of inventory and supplies and the payment of liabilities).

    III. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

        (a) (i) Each of Parent and Purchaser shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and Purchaser contained in the Merger Agreement and in any certificate or other writing delivered by Parent or Purchaser pursuant thereto shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect;

        (b) there shall not be any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to the Merger and the other transactions contemplated thereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that would, or would reasonably be expected to, have a material adverse effect on the business of the Surviving Corporation at or after the Effective Time; and

        (c) the Foothill Consent shall have been obtained.

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of the Company and Parent:

        (a) by mutual consent of the Parent and the Company;

        (b) (i) by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement), if there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in the Merger Agreement in any material respect, or any such representation and warranty shall have become untrue, in any such case such that the provision regarding conditions to the obligations of Parent and Purchaser contained in the Merger Agreement will not be satisfied and such breach or condition has not been promptly cured within 30 days following receipt by the Company of written notice of such breach;

           (ii) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a breach by Parent of any of its representations, warranties, covenants or agreements contained in this Agreement in any material respect, or any such representation and warranty shall have become untrue, in any such case such that the provision regarding conditions to the obligations of the Company in the Merger Agreement will not be satisfied and such breach or condition has not been promptly cured within 30 days following receipt by Parent of written notice of such breach;

        (c) by either Parent or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any governmental entity preventing or prohibiting consummation of the Offer or the Merger shall have become final and nonappealable;

        (d) by either Parent or the Company if (i) the Offer shall not have been consummated before October 23, 2000 or (ii) the Merger shall not have been consummated before December 22, 2000, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe in all material respects the covenants and agreements of such party set forth herein; provided, however, that this Agreement may be extended not more than 60 days by Parent or the Company by written notice to the other party if the Merger shall not have been consummated as a direct result of (i) the Company or Parent having failed to receive all regulatory approvals or consents required to be obtained by the Company or Parent with respect to the Offer or Merger or (ii) the existence of litigation or any governmental proceeding seeking to prevent or prohibit consummation of the Offer or the Merger; PROVIDED FURTHER, that this Agreement may be extended up to 90 days by Parent (and the Company agrees to such extension), in its sole discretion, in the event the Foothill Consent shall not have been obtained prior to the dates set forth in section (d) of the provision regarding termination in the Merger Agreement; provided further, that the Company may not terminate this Agreement due to the failure to obtain the Foothill Consent prior to the expiration of the period referred to in the immediately preceding proviso.

        (e) by the Company if it determines to accept a Superior Proposal; provided that such termination under clause (e) shall not be effective unless the Company gives notice to the Parent at least three business day prior to acceptance of a Superior Proposal and shall not be effective until the Company has delivered the Company breakup fee as set forth in the provision regarding the effect of termination in the Merger Agreement resulting in the breakup fee. The Company shall not accept a Superior Proposal unless it terminates this Agreement.

        (f) by Parent, if the Board of Directors of the Company shall have failed to recommend or withdrawn or modified or changed in a manner adverse to Parent its approval or recommendation of the Merger Agreement, the Offer or the Merger, whether or not permitted by the terms hereof, or shall have failed to call the Company Shareholder Meeting, or shall have recommended a Superior Proposal (or the Board of Directors shall resolve to do any of the foregoing);

        (g) by Parent if the Merger Agreement shall fail to receive the requisite vote for approval and adoption by the shareholders of the Company at the Company's Shareholder Meeting or any adjournment or postponement thereof (except in connection with a breach by Parent of its covenants under the Merger Agreement).

        (h) by the Company if the Agreement shall fail to receive the requisite vote for approval and adoption by the shareholders of the Company at the Company's Shareholder Meeting or any adjournment or postponement thereof (except in connection with a breach by the Company of its covenants under the Merger Agreement).

        (i) by Parent if Parent or Purchaser, as the case may be, shall have terminated the Offer, or the Offer shall have expired, without Parent or Purchaser, as the case may be, purchasing any shares of the Common Stock thereunder.

    EFFECT OF TERMINATION. (a) In the event of the termination of the Merger Agreement by either the Company or Parent pursuant to the provision regarding termination under the Merger Agreement, the Merger Agreement shall forthwith become void, there shall be no liability under the Merger Agreement on the part of Parent or the Company, other than as provided under the sections of the Merger Agreement regarding effect of termination, fees and expenses, the confidentiality provisions, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

        (b) In the event of termination of the Merger Agreement without consummation of the transactions contemplated thereby by the Company pursuant to termination by the Company if it accepts a Superior Proposal then the Company shall make payment to Parent simultaneously therewith by wire transfer of immediately available funds of a breakup fee in the amount of $1,250,000 (the "Company Breakup Fee") plus all expenses incurred by Parent in connection with the transactions contemplated thereby (which expenses shall not exceed $500,000 in the aggregate).

        (c) If (i) the Merger Agreement is terminated without consummation of the transactions contemplated in the Merger Agreement by the Company if the Agreement shall fail to receive the requisite vote for approval and adoption by the shareholders and (ii) at the time of the vote on the Merger by the shareholders of the Company at the Company's Shareholder Meeting or adjournment or postponement thereof (except in connection with a breach by the Company of its covenants under the Merger Agreement), an unsolicited Acquisition Proposal shall have been proposed, then the Company shall immediately make payment of the Company Breakup Fee plus all expenses incurred by Parent in connection with the transactions contemplated thereby (which expenses shall not exceed $500,000 in the aggregate) to the Parent by wire transfer of immediately available funds upon consummation of an Acquisition Proposal if such Acquisition Proposal is consummated within twelve (12) months from the time of the vote of the shareholders of the Company on the Merger and such consummated Acquisition Proposal is with the party (or an affiliate of the party) which had proposed an unsolicited Acquisition Proposal which was received by the Company prior to the Company's shareholders' vote on the Merger.

    INDEMNIFICATION. The Merger Agreement provides that the Parent will maintain in effect for not less than six years after the Effective Time the Company's current directors and officers insurance policies, if such insurance is obtainable (or policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of the Company), with respect to acts or failures to act prior to the Effective Time, including acts relating to the transactions contemplated by the Merger Agreement; provided, however, that in order to maintain or procure such coverage, the Parent shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than 150% of the most recent annual premium paid by the Company prior to the date of the Merger Agreement (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Parent will only be required to obtain only as much coverage as can be obtained by paying an annual premium equal to the Cap. Parent agrees that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries (the "Indemnified Parties") as provided in their respective articles of incorporation or by-laws (or similar organizational documents) shall survive the Effective Time and shall continue in full force and effect in accordance with their respective terms. The provisions of the Merger Agreement regarding Director and Officer liability are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

    AMENDMENT. Any provision of the Merger Agreement (including the exhibits and schedules thereto) may be amended or waived prior to the Effective Time at any time prior to or after the receipt of the shareholder approval of the Merger, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Purchaser, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the receipt of any such approval, if any such amendment or waiver shall by law or in accordance with the rules and regulations of the American Stock Exchange require further approval of shareholders, the effectiveness of such amendment or waiver shall be subject to the necessary shareholder approval. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

12. SOURCE AND AMOUNT OF FUNDS

    The Offer is not conditioned upon any financing arrangements. The amount of funds required by Purchaser to purchase all of the outstanding Common Stock pursuant to the Offer and to pay related fees and expenses is expected to be approximately $6,270,000. Purchaser will obtain these funds from Parent. To the extent the needed funds are not available from working capital, Parent will borrow under the loan agreement described below.

    On March 31, 2000, The Heico Companies, L.L.C. and Parent (collectively, the "Borrowers") entered into a second amended and restated credit agreement ("2000 Credit Agreement") with a group of banks. Under the terms of the 2000 Credit Agreement, the lenders agreed to provide revolving loans from time to time of up to $250 million, due July 30, 2003, to be used for working capital and for other general corporate purposes. Up to $50 million of the revolving credit facility can be used to support outstanding letters of credit. Interest on the loans under the 2000 Credit Agreement is based on the agent bank's reference rate or the Eurodollar rate plus a factor which depends on the Borrowers' consolidated ratio of funded debt to earnings before taxes, interest, depreciation and amortization. In addition, Borrowers pay a commitment fee on the unused amounts of the credit facility. The revolving loans under the 2000 Credit Agreement are guaranteed by certain restricted subsidiaries of the Borrowers and are otherwise unsecured, subject to a negative pledge covenant. The 2000 Credit Agreement contains certain financial covenants restricting dividend payments, repurchase of shares, investments, issuance of additional debt, among other matters. Under the terms of the 2000 Credit Agreement, $185.9 million was available for investments at March 31, 2000. As of March 31, 2000, the Company had outstanding letters of credit of $8 million used principally to support insurance and bonding programs.

    The margin regulations promulgated by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") place restrictions on the amount of credit that may be extended for the purposes of purchasing margin stock, including if such credit is secured directly or indirectly by margin stock. Purchaser believes that the financing of the acquisition of the Shares will be in full compliance with the margin regulations.

13. DIVIDENDS AND DISTRIBUTIONS

    Pursuant to the Merger Agreement, the Company has agreed that from the date of the Merger Agreement until the Effective Time, without the prior written consent of Parent, it will not (i) split, combine, subdivide or reclassify its outstanding shares of capital stock or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock.

14. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other term of the Offer or the Merger Agreement, Parent or Purchaser, as the case may be, shall not be required to accept for payment or to pay for any shares of the Common Stock not theretofore accepted for payment or paid for, and may terminate (subject to certain exceptions) or amend the Offer if at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exist or shall occur and remain in effect:

        (a) (i) the Company shall not have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the scheduled or extended expiration of the Offer,
    (ii) the representations and warranties of the Company contained in the Merger Agreement and in any certificate or other writing delivered by the Company pursuant thereto shall not be true and correct in all material respects at and as of the scheduled or extended expiration of the Offer as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iii) Parent shall not have received a certificate signed by an executive officer of the Company to the foregoing effect;

        (b) there shall have been instituted or pending any action or proceeding by any governmental authority (whether domestic, foreign or supranational) before any court or governmental authority or agency, domestic, foreign or supranational, seeking to (i) restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any subsidiary of Parent of all or any portion of the business of the Company or any of its subsidiaries or of Parent or any of its subsidiaries or to compel Parent or any subsidiary of Parent to dispose of or hold separate all or any portion of the business or assets of the Company or any of its subsidiaries or of Parent or any of its subsidiaries; (ii) to impose or confirm limitations on the ability of Parent or any subsidiary of Parent effectively to exercise full rights of ownership of the shares of the Common Stock (or shares of stock of the Surviving Corporation) including, without limitation, the right to vote any shares of the Common Stock (or shares of stock of the Surviving Corporation) on any matters properly presented to shareholders; or (iii) seeking to require divestiture by Parent or any subsidiary of Parent of any shares of the Common Stock (or shares of stock of the Surviving Corporation), if any such matter referred in subclauses (i), (ii) and (iii) would, or would reasonably be expected to, have a material adverse effect on Parent at or after the scheduled or extended expiration of the Offer;

        (c) there shall have been any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to the Offer or the Merger and the other transactions contemplated hereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that would, or would reasonably be expected to, have a material adverse effect on Parent at or after the scheduled or extended expiration of the Offer;

        (d) since the date of the Merger Agreement, there shall have occurred a material adverse effect with respect to the Company, or there shall have occurred a change or event which would reasonably be expected to have a material adverse effect on the Company;

        (e) the consent and waiver of Foothill with respect to the Offer and the Merger and the termination of the Company Warrant issued to Foothill shall not have been obtained at the expiration of the Offer;

        (f) there shall have been a subsequent development (including any settlement or final settlement offer from counsel for the plaintiffs) in any action or proceeding pending on the date of the Merger Agreement relating to the Company or any of its subsidiaries or there shall have been instituted any action or proceeding subsequent to the date of the Merger Agreement that would (i) have a material adverse effect on the Company, or (ii) make materially more costly (A) the making of the Offer, (B) the acceptance for payment of, or payment for, some or all of the shares pursuant to the Offer,
    (C) the purchase of shares pursuant to the Offer, or (D) the consummation of the Merger;

        (g) the Company shall have (i) petitioned or applied to any tribunal for or consented to the appointment of a receiver, (ii) admitted in writing its inability to pay its debts as they mature, (iii) made an assignment for the benefit of creditors, (iv) been adjudicated bankrupt or insolvent,
    (v) filed voluntarily or had filed against it a petition in bankruptcy or a petition or an answer seeking reorganization or any arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, dissolution or liquidation law or statute, or (vi) become unable to conduct its business, taken as a whole, substantially as currently conducted (including the purchase of inventory and supplies and the payment of liabilities);

        (h) the Merger Agreement shall have been terminated in accordance with its terms;

        (i) Parent and the Company shall have agreed that Parent or Purchaser, as the case may be, shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; or

        (j) there shall not have been validly tendered and not withdrawn at the expiration of the Offer, a number of shares of the Common Stock equal to at least a majority of the then outstanding shares of the Common Stock.

    The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such condition and may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in the discretion of Parent and Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

    Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares of the Common Stock not theretofore accepted for payment shall promptly be returned by the Depositary to the tendering shareholders.

    If the Offer Condition specified in section (g) above shall not be satisfied due to the filing of an involuntary petition against the Company seeking the relief specified in such section (g), Parent and Purchaser may not terminate the Offer until thirty (30) days after the filing of such involuntary petition if the involuntary petition shall not have been dismissed prior to that time.

15. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

    GENERAL. Except as otherwise disclosed herein, neither Parent nor Purchaser is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or the Merger or otherwise or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that it would seek such approval or action. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See "Certain Conditions of the Offer." While, except as described in this Offer to Purchase, Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions, that adverse consequences might not result to the business of the Company, Parent or Purchaser or that certain parts of the businesses of the Company, Parent or Purchaser might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken.

INDIANA BUSINESS COMBINATION LAW

    Chapter 43 of the IBCL establishes a five-year period beginning with the acquisition of 10% of the voting power of the outstanding voting shares of a "resident domestic corporation" (which definition includes the Company) during which certain business transactions involving the acquiring shareholder are prohibited unless, prior to the acquisition of such interest, the board of directors of the resident domestic corporation approves the acquisition of such interest or the proposed business combination. The Board of Directors has approved the Merger Agreement and Purchaser's acquisition of Shares pursuant to the Offer. Therefore, Chapter 43 does not apply to the Merger Agreement.

    The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not believe that any state takeover statutes apply to the Offer. Purchaser has not currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See "Conditions of the Offer."

    The Board of Directors has taken or will take the necessary action to render control share acquisitions provisions and business combinations provisions of Indiana Law, and any other potentially applicable anti-takeover or similar statute or regulation inapplicable to the Merger Agreement and the transactions contemplated hereby.

CONTROL SHARE STATUTE

    A number of states (including Indiana, where the Company is incorporated) have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of holders in the state and were incorporated there.

    Under Chapter 42 of the IBCL, with certain exceptions, a person proposing to acquire or acquiring voting shares of an "issuing public corporation" (which definition includes only corporations having at least 100 shareholders, principal place of business, office or substantial assets within Indiana, and in which more than 10% of its shareholders are Indiana residents, more than 10% of its shares are owned by Indiana residents, or which have 10,000 or more shareholders who are Indiana residents) sufficient to entitle that person to exercise voting power within any of the ranges of one-fifth to one-third of all voting power, more than one-third but less than one-half of all voting power, or a majority or more of all voting power (a "control share acquisition") may give a notice of such fact to the corporation containing certain specified data. The acquiring person may request that the directors call a special meeting of shareholders for the purpose of considering the voting rights to be accorded the shares so acquired ("control shares"), and the control shares have voting rights only to the extent granted by a resolution approved by the shareholders. The resolution must be approved by a majority of the votes entitled to be cast by each voting group entitled to vote separately on the proposal, excluding shares held by the acquiring person and shares held by management. Control shares as to which the required notice has not been filed and any control shares not accorded full voting rights by the shareholders may be redeemed at fair market value by the corporation if it is authorized to do so by its articles of incorporation or bylaws before a control share acquisition has occurred (the Company is authorized to make such a

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
redemption). Shareholders are entitled to dissenter's rights with respect to the control share acquisition in the event that the control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority of all voting power. The Company Board can "opt out" of the Control Share Statute through an amendment to the By-laws.

    The Company has taken action necessary to render Chapter 42 inapplicable to the Offer. Therefore, the Purchaser believes Chapter 42 of the IBCL will not be an impediment to consummating the proposed Merger.

DISSENTER'S RIGHTS

    Chapter 44 of the IBCL sets forth certain procedures that must be followed by any shareholder who opposes a corporation's merger and does not accept the cash payment for the shareholder's shares provided for in the merger agreement. By following those procedures, a shareholder may obtain a court determination of the fair value such shares. No dissenter's rights would be available to shareholders of the Company unless the Offer is consummated and the Parent then seeks to consummate the Merger. Even if the Parent seeks to consummate the Merger, dissenter's rights would not be available if the Common Stock is registered on a national securities exchange or traded on the Nasdaq National Market at the date fixed to determine shareholders entitled to notice of, and to vote on, the Merger or if the Merger is consummated as a Short-Form Merger.

    In order to assert dissenter's rights, the shareholder must give written notice to the Company indicating that the shareholder intends to demand payment for the shareholder's shares if the proposed action is taken. This notice must be delivered before the vote is taken on the proposed Merger, and the shareholder must not vote in favor of the proposed Merger.

    Following the shareholders' meeting at which a vote is taken on the Merger or in the event action is taken by written consent, the corporation must deliver a written dissenter's notice to each shareholder who notified the corporation that he or she intends to demand payment for such shares and who did not vote in favor of the Merger. This dissenter's notice must be sent no later than 10 days after shareholder approval of the Merger is received and must (i) state where the payment demand must be sent and where and when share certificates must be deposited, (ii) supply a form for demanding payment for the shares that includes the date of the first announcement to the news media or to shareholders of the terms of the Merger and that requires the shareholder asserting dissenter's rights to certify whether or not the beneficial ownership of the shares was acquired before that date; (iii) set a date by which the corporation must receive the payment demand, which must be between 30 and 60 days after the dissenter's notice is delivered; and (iv) be accompanied by a copy of Chapter 44 of the IBCL. A dissenting shareholder must demand payment, certify whether beneficial ownership of the shares was acquired before the date set forth in the dissenter's notice and deposit the shareholder's share certificates in accordance with the terms of the dissenter's notice, to retain all other rights as a shareholder until those rights are canceled or modified by the effect of the Merger. A shareholder who fails to demand payment or to deposit share certificates as required by the dissenter's notice by the respective dates set forth therein is not entitled to receive payment for the shareholder's shares and is considered to have voted in favor of the Merger.

    If a dissenting shareholder was the beneficial owner of shares on or before the date of the first announcement to the news media or to shareholders of the terms of a proposed merger (a "Pre-Announcement Shareholder"), the IBCL requires the corporation to pay that shareholder the amount that the corporation estimates to be the fair value of the shareholder's shares. Payment is to be made as soon as the Merger is consummated and must be accompanied by the corporation's most recent year-end and interim financial statements, a statement of the corporation's estimate of the fair value of the shares and a statement of the dissenting shareholder's right to demand payment under the IBCL.

    If a dissenting shareholder was not the beneficial owner of shares before the date of the first announcement to news media or to shareholders of the terms of the Merger (a "Post-Announcement Shareholder"), the corporation may elect to withhold payment of the fair value of the dissenting shareholder's shares. To the extent that payment is withheld, the corporation is required to estimate the fair value of the dissenting shareholder's shares and to offer to pay this amount to each Post-Announcement Shareholder who agrees to accept it in full satisfaction of the dissenter's demand. The offer must be accompanied by a statement of the corporation's estimate of the fair value of the shares and a statement of the dissenting shareholder's right to demand payment under the IBCL.

    The IBCL provides that a dissenting shareholder may notify the corporation in writing of the dissenter's own estimate of the fair value of such shares and demand payment of the amount of that estimate (less any payment already made by the corporation), or reject the offer (if a Post-Announcement Shareholder) and demand payment of the fair value of the shares if (i) the dissenter believes the amount paid or offered is less than the fair value of the shares, (ii) the corporation fails to pay Pre-Announcement Shareholders within 60 days after the date set for demanding payment, or (iii) if the merger is not consummated, the corporation fails to return the deposited share certificates within 60 days after the date set for demanding payment. In order to exercise the rights granted by the IBCL, a dissenter must notify the corporation in writing within 30 days after the corporation made or offered payment of the dissenter's shares.

    If a demand for payment by a dissenting shareholder remains unsettled within 60 days after receipt by the corporation of the payment demand, the corporation must commence a proceeding in the circuit or superior court of the county where its principal office is located and petition the court to determine the fair value of the subject shares. If such a proceeding is not commenced within the 60-day period, the corporation must pay each dissenting shareholder whose demand remains unsettled the amount demanded. All dissenting shareholders whose demands remain unsettled must be made parties to the proceeding and must be served with a copy of the petition. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. In any such proceeding, each dissenting shareholder made a party is entitled to a judgment in the amount of the difference if any between the fair value found by the court and the amount determined by the corporation, plus interest on that difference, in the case of a Pre-Announcement Shareholder; or the fair value, plus accrued interest, of the dissenting shareholder's shares for which the corporation elected to withhold payment, in the case of a Post-Announcement Shareholder. The court in an appraisal proceeding has the authority to determine and assess the costs of the proceeding, including the compensation and expenses of court-appointed appraisers, in those amounts and against those parties it deems equitable. The court also may assess fees and expenses of counsel and experts for the parties against the corporation if the court finds that the corporation did not substantially comply with the requirements of the IBCL, or against any party if the court finds that the party acted arbitrarily, vexatiously or not in good faith. The IBCL also provides for compensation of counsel for any dissenting shareholder whose services benefited other dissenting shareholders similarly situated, to be paid out of the amounts awarded the dissenting shareholders who were benefited, if not assessed against the corporation.

    THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS UNDER THE IBCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY DISSENTER'S RIGHTS AVAILABLE UNDER THE IBCL. THE PRESERVATION AND EXERCISE OF DISSENTER'S RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE IBCL.

    ANTITRUST. Under the HSR Act, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to these requirements.

    A Notification and Report Form with respect to the Offer is expected to be filed under the HSR Act as soon as practicable following commencement of the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar-day waiting period following the filing by the Parent, unless the Antitrust Division and the FTC terminate the waiting period prior thereto. In addition, the Antitrust Division or the FTC may extend such waiting period by requesting additional information or documentary material from Parent. If such a request is made with respect to the Offer, the waiting period related to the Offer will expire at 11:59 p.m., Washington, D.C. time, on the 10th day after substantial compliance by Parent with such request. With respect to each acquisition, the Antitrust Division or the FTC may issue only one request for additional information. In practice, complying with a request for additional information or material can take a significant amount of time. Expiration or termination of applicable waiting periods under the HSR Act is a condition to Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of the Company. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

16. FEES AND EXPENSES

    Except as set forth in this Offer to Purchase, neither Parent nor Purchaser will pay any fees or expenses to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

    Purchaser and Parent have retained EquiServe Trust Company, N.A. as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

    Purchaser and Parent have also retained Morrow & Co., Inc., as the Information Agent. The Information Agent has been retained to make solicitations or recommendations in its role as Information Agent. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

    Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

17. MISCELLANEOUS

    Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) the shareholders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

    No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

    Parent and Purchaser have filed with the Commission the Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the Exchange Act promulgated thereunder, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the manner set forth in "Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

July 10, 2000

                                          NS Acquisition Corp.

                                   SCHEDULE I
         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                  HEICO HOLDING, INC. AND NS ACQUISITION CORP.

1.  DIRECTORS AND EXECUTIVE OFFICERS OF HEICO HOLDING, INC.

    Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Heico Holding, Inc. The principal address of Heico Holding, Inc. and the current business address for each individual listed below is c/o Heico Holding, Inc., 5600 Three First National Plaza, Chicago, Illinois 60602. Telephone: (312) 419-8220. Unless otherwise noted, each individual listed below is a citizen of the United States.

NAME                                               AGE                         POSITION
----                                             --------   -----------------------------------------------
Michael E. Heisley, Sr.........................     63      Director, President and Chief Executive Officer

Michael E. Heisley, Jr.........................     38      Director

Emily Heisley Stoeckel.........................     36      Director

Stanley H. Meadows.............................     55      Director; Assistant Secretary

Larry W. Gies..................................     63      Director, Executive Vice President, Chief
                                                            Financial Officer, Secretary

Richard O. Dentner.............................     61      Executive Vice President

Douglas Johnson................................     56      Vice President, Assistant Secretary

    Mr. Michael E. Heisley, Sr. has been President and Chief Executive Officer of Heico Holding, Inc. since October 1997. Prior to October 1997, he was Chairman of the Board of Heico Holding, Inc. Mr. Heisley serves as Chairman of the board of directors of Davis Wire Corporation and WorldPort
Communications, Inc. Mr. Heisley serves as Director and Chairman and Chief Executive Officer of NS Acquisition Corporation. Mr. Heisley is the father of Michael Heisley, Jr. and Emily Heisley Stoeckel.

    Mr. Stanley H. Meadows has served as a Director and Assistant Secretary of Heico Holding, Inc. since October 1997. Mr. Meadows is also Director and Assistant Secretary of NS Acquisition Corp. Mr. Meadows is the president of a professional corporation that is a partner at the law firm of McDermott, Will & Emery since 1985.

    Mr. Michael E. Heisley, Jr. has served as a Director of Heico Holding, Inc. since October 1997. Mr. Heisley serves as a Director of Robertson-Ceco Corporation. Mr. Heisley has served as the Executive Vice-President of The Heico Companies, L.L.C. since 1997. Prior to 1997, he was President of Spartan Tool Company, a manufacturer of sewer cleaning equipment owned by Heico
Holding, Inc. Mr. Heisley is the son of Michael E. Heisley, Sr.

    Ms. Emily Heisley Stoeckel has served as a Director of Heico Holding, Inc. since October 1997. Since 1995, Ms. Stoeckel has been Managing Director of Heico Acquisitions. Ms. Stoeckel is also a Director of Tom's Foods, Inc. Ms. Stoeckel is the daughter of Michael E. Heisley, Sr.

    Mr. Larry W. Gies has served as a Director, Executive Vice President, Chief Financial Officer and Secretary of Heico Holding, Inc. since 1997. Prior to 1997, Mr. Gies served as Chief Financial Officer of Pettibone Corporation n/k/a Heico Holding, Inc.

    Mr. Richard O. Dentner has served as Executive Vice President of the Heico Holding, Inc. since 1997.

    Mr. Douglas Johnson has served as Vice President and Assistant Secretary of Heico Holding, Inc. since October 1997. Prior to October 1997, Mr. Johnson served as Vice President, General Counsel and Secretary of the Pettibone Corporation n/k/a Heico Holding, Inc.

2.  DIRECTORS AND EXECUTIVE OFFICERS OF NS ACQUISITION CORP.

    Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of NS Acquisition Corp. Each person identified below has held his position since the formation of NS Acquisition Corp. on June 26, 2000. The principal address of NS Acquisition Corp. and, unless indicated below, the current business address for each individual listed below is c/o Heico Holding, Inc., 5600 Three First National Plaza, Chicago, Illinois 60602. Telephone: (312) 419-8220. Unless otherwise noted, each individual listed below is a citizen of the United States.

NAME                                               AGE                         POSITION
----                                             --------   -----------------------------------------------
Michael E. Heisley, Sr.........................     63      Chairman of the Board of Directors and Chief
                                                              Executive Officer

Stanley H. Meadows.............................     55      Director, Assistant Secretary

E.A. Roskovensky...............................     54      President, Secretary

    Mr. Michael E. Heisley, Sr. serves as Chairman and Chief Executive Officer of NS Acquisition Corp. Mr. Heisley has been President and Chief Executive Officer of Heico Holding, Inc. since October 1997. Prior to October 1997, he was Chairman of the Board of Heico Holding, Inc. Mr. Heisley serves as Chairman of the board of directors of Davis Wire Corporation and WorldPort
Communications, Inc.

    Mr. Stanley H. Meadows serves as Director and Assistant Secretary of NS Acquisition Corp. Mr. Meadows has served as a Director and Assistant Secretary of Heico Holding, Inc. since October 1997. Mr. Meadows is the president of a professional corporation that is a partner at the law firm of McDermott, Will & Emery since 1985.

    Mr. E.A. Roskovensky serves as President and Secretary of NS Acquisition Corp. He is also the President and Chief Executive Officer of Davis Wire Corporation. Mr. Roskovensky serves on the board of directors of QuadraMed Corporation.

    Manually signed copies of the Letters of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, Certificates and any other required documents should be sent by each shareholder or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                            EquiServe Trust Company

            BY MAIL:                   BY OVERNIGHT COURIER:                    BY HAND:
    EquiServe Trust Company           EquiServe Trust Company       Securities Transfers & Reporting
       Corporate Actions                 Corporate Actions                   Services, Inc.
         P.O. Box 9573                  40 Campanelli Drive           C/O EquiServe Trust Company
     Boston, MA 02205-9573              Braintree, MA 02184           100 William Street/Galleria
                                                                           New York, NY 10038

    Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, or other related tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                               MORROW & CO., INC.

                                445 Park Avenue
                                   5th Floor
                            New York, New York 10022
                          Call Collect: (212) 754-8000
                 Banks and Brokerage Firms Call: (800) 662-5200

                    SHAREHOLDERS PLEASE CALL: (800) 566-9061